Exhibit 10.14

LEASE AGREEMENT

1. PARTIES. This lease (the “Lease”) is made by and BETWEEN 1300 E. ANDERSON LANE, LTD., a Texas limited partnership, “LESSOR”, and On-X Life Technologies, Inc., a Delaware corporation “LESSEE”. LESSOR leases to LESSEE, and LESSEE leases from LESSOR, upon the terms and conditions herein, the premises described below (the “Premises” or the “Demised Premises”). In addition to the Premises, LESSOR hereby leases to LESSEE, the parking spaces attributable to Premises as shown on Exhibit A-1 attached hereto (the “Building B Parking Spaces”). LESSOR further grants to LESSEE during the term of this Lease and any renewals or extensions thereof a non-exclusive license to use the sidewalks, driveways and other Common Areas of the Business Park. “Common Areas” shall mean those areas within the Business Park not leased or held for lease to any tenant on an exclusive basis and reasonably necessary for the proper use and operation of, or access to, the Leased Premises or the Business Park, including without limitation all walkways, sidewalks, landscaping, drive ways (including without limitation the driveways leading from the Business Park to State Highway 183 and to Cameron Road), and the Business Park Monument Sign (defined in Section 10 below), and to the extent part of the Premises is located in any multi-tenant building, any common stairs, corridors, restrooms, elevators, mechanical rooms, electrical rooms, janitor closets, roofs, conference rooms, vending areas, fire control rooms, engineering, cleaning or staging areas, and other service areas of any building.

2. DESCRIPTION OF THE PREMISES. The Premises includes all of Building B located within the 1300 East Anderson Lane Business Park. Building B is sometimes hereinafter referred to as the “Building”. The 1300 East Anderson Lane Business Park is located on the real property described on Exhibit B attached hereto (the “Land”). The Land, including the Building, the Building B Parking Spaces, Buildings A, C and D, the parking spaces allocated specifically to Buildings A, C and D, together with all other improvements and buildings located on the Land are hereinafter referred to as the “Business Park” are described as follows:

Land:	As described on Exhibit B
Building Name:	1300 East Anderson, Building B
Building Address:	1300 East Anderson Lane, Building B
City/State/Zip:	Austin, TX 78752

Lessee and Lessor agree that for this and all other purposes, the rentable square footage of the Premises equals approximately              square feet, and the aggregate rentable square footage of all buildings located on the Land equals approximately

3. TERM, COMMENCEMENT, AND ANNIVERSARY. The initial lease term shall be for One Hundred and Twenty Five (125) full calendar months from Commencement Date, plus the remainder of the last month (as extended or renewed, the “Lease Term”). The lease “Commencement Date” shall be (a) November 15, 2009 (the “Move-In Date”) or (b) the date which is thirty (30) days after the Tenant Improvements are substantially completed in accordance with Exhibit C, whichever occurs first; provided that if LESSOR fails to make the Premises available to LESSEE with the Tenant Improvements substantially completed by November 1, 2009 for the purposes of allowing LESSEE to install its cabling and/or its furniture, fixtures and/or equipment, then the Move-In Date shall be delayed for one (1) day for each day LESSEE is delayed by LESSOR in LESSOR making the Premises available to LESSEE in such condition for such installation or any force majeure. If, subject to force majeure, LESSOR is unable to tender possession of the Premises to LESSEE with the Tenant Improvements substantially complete by February 15, 2010 (the “Final Deadline”), then LESSEE shall, as its sole and exclusive remedy, have the right to terminate this Lease on thirty (30) days advance written notice to LESSOR given at any time after the Final Deadline and prior to LESSOR’s tender of possession of the Premises to Tenant with the Tenant Improvements substantially completed, provided that if LESSOR shall deliver the Premises to LESSEE with the Tenant Improvements substantially completed prior to the expiration of such 30-day period, LESSEE’s notice of termination shall be deemed null and void and this Lease shall continue in full force and effect. In the event this Lease is terminated pursuant to the immediately preceding sentence, (w) such termination shall be effective upon the expiration of the 30-day period described above, (x) the full amount of Lessee’s Contribution and Lessee’s Additional Contribution (each as defined in Exhibit C hereto) shall be returned to Lessee within twenty (20) days after such termination, (y) Lessee shall have a period of twenty (20) days after such termination within which to remove all of Lessee’s equipment, furnishings and other personal property, and (z) neither Lessor nor Lessee shall have any further rights, liabilities or obligations arising under this Lease. The annual anniversary date of this lease shall be the first day of the first full month following the Commencement Date, unless the lease Commencement Date is the first day of the month.

4. BASIC RENT. “Basic Rent” shall be $(See Addendum #1 “Rental Adjustments”) per month, payable in advance without demand or set-off, to LESSOR at 510 South Congress, Suite 400, Austin, Travis County, Texas 78704 (or at such other address as may subsequently be furnished in writing by LESSOR for such purpose), on or before the first of each month. Rent received after the first shall be delinquent, subject to any notice and cure periods provided herein. If LESSOR does not receive an installment of rent (including Basic Rent, the monthly estimate of Additional Rent, and, if applicable, the TI Rent) on or before the fifth (5th) of the month in which such payment becomes due, LESSEE shall pay a late charge to LESSOR in an amount equal to five percent (5.0%) of the monthly rent. LESSEE shall pay to LESSOR twenty-five and No/100 Dollars ($25.00) for each returned check. If the Commencement Date of the Lease Term is not on the first of the month, pro rata rent for the balance of the month shall be due on the Commencement Date at the Basic Rate of              sq. ft. (subject however to the free Rent period set forth on Addendum #1), and shall be subject to the prescribed late charges if not received on or before day of move-in. Any payments of any kind received by LESSOR from LESSEE or on behalf of LESSEE shall be applied first to non-rent items then due and owing, then to rent. LESSEE’s right to possession and all of LESSOR’s obligations hereunder, and each of LESSEE’s obligations hereunder, constitute independent, unconditional covenants and are not dependant upon performance by the other party hereto of its respective obligations and covenants hereunder.

5. ADDITIONAL RENT (“OPERATING EXPENSES”); TENANT IMPROVEMENT RENT (“TI RENT”).

5.1 OPERATING EXPENSES. For the purposes of this Lease, “Operating Expenses” for any calendar year shall mean all (or where specified by Lessor as hereinafter permitted or required, an amortized portion of all as determined in accordance with generally accepted accounting principles consistently applied) expenses, costs and accruals of every kind and nature, computed on an accrual basis, incurred or accrued in connection with, or relating to, the ownership, maintenance, or operation of the Business Park, during such calendar year, including, but not limited to, the items set forth below in paragraphs A through E of this Section 5. Notwithstanding the foregoing, the items set forth on Addendum #9 to this Lease shall not be included in the calculation of Operating Expenses.

Notwithstanding anything to the contrary contained herein, LESSEE shall only be responsible for the payment of LESSEE’s Share of such Operating Expenses. “LESSEE’s Share” means the proportionate amount of rentable area within the Business Park which is leased to LESSEE based on a fraction, the numerator of which is the total rentable area located within the Premises, and the denominator of which is the total rentable area within all buildings in the Business Park. For purposes hereof, LESSEE’s Share shall initially be twenty and 9/10ths percent (20.9%).

A. Insurance. The total premium(s), together with any increases thereof, for LESSOR’s policy or policies of insurance insuring the Business Park against damage or destruction by fire or other casualties insured under extended coverage endorsement (or such other coverage as LESSOR shall determine to be necessary, including, but not limited to, umbrella liability coverage). LESSOR will periodically notify LESSEE of LESSEE’s Share of said premium(s), and LESSEE’s Share of any increases. If actual amounts are unavailable, LESSOR may estimate the amounts of such premiums and increases, subject to reconciliation as provided herein.

B. Taxes. All taxes, assessments and governmental charges of any kind or nature relating to the Business Park, whether or not directly paid by Lessor, whether federal, state, municipal, local or other, and whether they be by taxing districts or authorities presently taxing the Business Park or by others subsequently created or otherwise, and any other taxes, assessments and governmental changes attributable to the Business Park or its operation, and specifically including fifty percent (50%) of any State of Texas franchise or margin tax incurred by LESSOR and calculated on rental income generated from the Business Park, but specifically excluding taxes and assessments attributable to the personal property of any tenants, federal taxes on income, death taxes, and any taxes imposed or measured on or by the income of Lessor from the operation of the Business Park (other than State of Texas franchise or margin tax, 50% of which shall be included in Operating Expenses as provided above); provided, however, that if at any time during the term of this Lease, the present method of taxation or assessment shall be changed such that the whole or any part of the taxes, assessments, or governmental charges now levied, assessed or imposed on real estate, improvements or personal property shall be discontinued or reduced, in whole or in part, and as a substitute therefore, or in lieu of or in addition thereto, taxes, assessments, or governmental charges shall be levied, assessed or imposed, wholly or partially, on (or shall be calculated with reference to) the rents received from the Business Park, or the rents reserved herein, or the income of Lessor in respect of the Business Park, or any such rents, then such substitute, additional or increased taxes, assessments, or governmental charges, to the extent so levied, assessed or imposed, shall be deemed to be included within the Operating Expenses. Consultation, legal fees and costs in connection with any challenge of tax assessments as reasonably allocated by Lessor shall also be included in Operating Expenses. Lessee will be responsible for and shall timely pay all ad valorem taxes on its personal property and on the value of the leasehold improvements installed in the Premises by or at LESSEE’s request to the extent that the same exceed building standard (and if the taxing authorities do not separately assess Lessee’s leasehold improvements, Lessor may make a reasonable allocation of the ad valorem taxes allocated to the Business Park to give effect to this sentence. In the case of special taxes and assessments which may be payable in installments, only the amount of each installment accruing during a year shall be included in the Operation Expenses for such year.

C. Common Area and Other Maintenance Type Expenses. In the event LESSOR provides maintenance, security, janitorial, cleaning and/or utility services to the Business Park, or installs equipment devices or material which LESSOR reasonably believes will reduce the Operating Expenses of the Business Park (provided that such belief is based on the documented reasonable opinion of an engineer or other appropriate third-party), or that are required by governmental authority to comply with any laws enacted after the Commencement Date for the Common Areas in the Business Park of any portion of the Demised Premises, then the cost to LESSOR of providing such maintenance, security, janitorial, cleaning, utility services, equipment and/or devices, together with a reasonable allowance for overhead (including but not limited to, management fees not to exceed then current market rates for similar properties to the Business Park). Except as otherwise provided herein, the nature and degree of services rendered by LESSOR in accordance with this subsection, if any, shall be in the sole discretion of LESSOR. LESSOR may estimate such items in advance, subject to reconciliation as provided herein.

D. Utilities. Any utilities supplied to the Common Areas of the Business Park.

As soon as reasonably possible after the end of each calendar year, but in any event not later than ninety (90) days after the end of such calendar year, LESSOR shall deliver to LESSEE a written notice indicating the actual amount of Operating Expenses incurred during such calendar year. In connection with Additional Rent for insurance premiums, taxes and common area maintenance under subsections A., B. and C. above, if LESSOR has estimated the amounts, LESSEE’s Share will be adjusted based upon the actual amounts of premiums, taxes and expenses identified in such notice. LESSEE will be allowed a credit against payments next coming due (or, if the Lease Term has expired, LESSOR will pay to LESSEE at the time LESSOR provides the notice described above in this paragraph) for any estimated payments made in excess of LESSEE’s Share of actual Operating Expenses. LESSEE will pay within thirty (30) days after receipt of such written notice from LESSOR any amounts due in excess of estimated payments previously made.

LESSOR shall maintain full, complete and accurate books and records relating to Operating Expenses. LESSEE shall have the right, at its expense, to audit LESSOR’s books and records to verify the amount of charges to LESSEE relating to insurance, real property taxes, common area and other maintenance type expenses, utilities and other amounts and any other costs which LESSEE is required to pay a proportionate share. If such audit reveals that the amount charged to LESSEE is incorrect, LESSOR and LESSEE shall make an appropriate adjustment in cash within thirty (30) days after completion of the audit. If such audit reveals that LESSEE was overcharged for such expense by more than five percent (5%) over the actual amount due and owing by LESSEE, LESSOR will also reimburse LESSEE for the cost of such audit.

E. Other Amounts. LESSEE’s Share of Operating Expenses, and all other taxes, charges, costs and expenses which LESSEE is required to pay hereunder, together with all interest and penalties that may accrue thereon pursuant to this Lease in the event of LESSEE’s failure to pay such amounts, and all damages, costs and expenses to which LESSOR shall be entitled hereunder by reason of any default of LESSEE or failure on LESSEE’s part to comply with the terms of this Lease beyond applicable cure periods, and the interest upon unpaid obligations provided hereunder, shall all be deemed to be “Additional Rent” and, in the event of nonpayment by LESSEE beyond any applicable cure periods, LESSOR shall have all the rights and remedies with respect thereto as LESSOR has for the payment of the Basic Rent.

5.2 TI RENT. In consideration for the Basic Rent that LESSOR agrees to pay under the Lease for the Lease Term, LESSOR has agreed to provide LESSEE with an improvement allowance of $500,000.00 (“Allowance”) for improvements to the Premises to be made by LESSOR as set forth in Exhibit C attached hereto (the “Tenant Improvements”). In addition, LESSOR has agreed to make available to LESSEE an additional allowance of up to an additional $300,000 (subject to LESSEE having first contributed $400,000 of LESSEE’s funds toward the cost of the Tenant Improvements) for the Tenant Improvements (the “Additional Allowance”); provided, however, as consideration for LESSOR providing the Additional Allowance to LESSEE, LESSEE agrees to pay LESSOR, in addition to the Basic Rent, a monthly amount equal to the amount required to fully amortize the Additional Allowance, plus interest on Additional Allowance at the rate of seven percent (7%) per annum from the Commencement Date through the end of the initial Lease Term, such amortization to begin on first day of the sixth full calendar month after the Commencement Date through the end of the initial Lease Term (the “TI Rent”). Assuming LESSEE utilizes the entire $300,000 available as the Additional Allowance, and further assuming the Commencement Date is on the first day of a calendar month, then the monthly TI Rent commencing on the first day of the sixth full month of the Lease Term would be $3,566 per month. Lessor shall notify Lessee of Lessor’s calculation of monthly TI Rent (including a copy of the amortization schedule used to calculate such amount) prior to the Commencement Date.

The Basic Rent, Additional Rent, TI Rent and all other amounts of whatever kind or character payable to LESSOR by LESSEE hereunder (all hereinafter included in the term “rent”) shall, except as otherwise provided herein, be paid without notice of demand and without abatement, counterclaim, deduction, setoff or defense, and any amounts due and owing hereunder by one party to the other and not paid when due shall bear interest at the rate of twelve percent (12%) per annum (or the highest legal rate provided by then controlling law if less than twelve percent (12%) from the due date until paid).

Subject to the initial period of free Rent set forth on Addendum #1, the initial amount of rent is computed as follows (based on a Premises containing             square feet):

Annual Rate	Annual Amount	Monthly Amount
Basic Rent( sq. ft.)
Additional Rent (estimated for 2009):
Common Area Maintenance ( sq. ft.)

Real Property Taxes sq. ft.)

Insurance sq. ft.)

Total Rent (does not include TI Rent, if applicable)

6. SECURITY DEPOSIT. Intentionally Deleted.

7. USE AND OCCUPANCY.

A. LESSEE shall use and occupy the Premises for the following purposes and no other: General Office purposes, training, customer support services, and light manufacturing of medical devices and other uses of pyrolitic carbon coatings. Except for LESSEE’s limited right to store the equipment described on Exhibit D attached hereto, outside storage of equipment or materials is prohibited. As relates to LESSOR’s operation of the Business Park, LESSOR agrees to comply with all applicable laws, including accessibility laws. LESSEE acknowledges that included in the Tenant Improvements are upgrades to the Premises to cause the Building to be in compliance with accessibility laws. LESSEE covenants promptly to observe and comply with all applicable statutes, ordinances and regulations of all governmental entities regarding the use and occupancy of the Premises, including accessibility laws. LESSEE shall not do or suffer anything to be done on the Premises, which will increase the fire insurance rate on the Business Park; provided that so long as LESSEE’s operations in the Leased Premises do not materially increase the risk of fire or damage to the Premises compared with the uses made of the Premises within the last two (2) years preceding the Effective Date of this Lease, LESSEE shall not be deemed in violation of this sentence. LESSEE shall not cause the accumulation of waste or refuse matter within the Premises or anywhere in the Business Park or the immediately surrounding area. LESSEE and LESSEE’s agents, employees, guests, visitors or licensees shall observe and comply with rules and regulations of the Business Park as attached, and with such further reasonable rules and regulations LESSOR may prescribe, on written notice to LESSEE, for the safety, care and cleanliness of the Business Park and the comfort, quiet enjoyment and convenience of other occupants of the Business Park, provided same are not in conflict with this Lease.

B. As used in this Subparagraph B., the term “Environmental Laws” shall be deemed to include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Comprehensive Environmental Response, Compensation and Liability Act, the 1986 Super Fund Amendments and Re-authorization Act, the Occupational Safety and Health Act, the National Environmental Policy Act, all State and Local Acts enacted pursuant to any of such Federal laws, and all other Federal, State or Local laws, rules and regulations, whether enumerated or not, dealing with the control and regulation of the environment. In this connection, LESSEE represents, warrants, covenants and agrees as follows:

(i) Other than any Hazardous Materials or substances that are normally associated with the conduct of LESSEE’s business and are described on Exhibit E attached hereto, which Hazardous Materials may be used and stored on the Premises but only in compliance with all Environmental Laws, LESSEE will not use, manufacture or store any substances deemed or declared to be hazardous or toxic pursuant to any Environmental Law, without the express written consent of LESSOR, and, if LESSOR so consents, LESSEE agrees to abide by all Environmental Laws applicable thereto.

(ii) LESSEE agrees to comply strictly and exactly with all Environmental Laws applicable to LESSEE’s use and occupancy of the Premises.

(iii) LESSEE agrees to indemnify and hold harmless LESSOR of and from any claim, obligation or liability asserted by any third person or governmental entity arising by reason of LESSEE’s failure to comply with the provisions of this Subparagraph B.

(iv) The liability insurance policy, which LESSEE is required to maintain pursuant hereto, shall cover LESSEE’s liability and obligation under this Subparagraph B.

(v) A default by LESSEE under the provisions of this Subparagraph B. beyond applicable cure periods shall give LESSOR the right to pursue its remedies under this Lease, including termination, provided LESSOR has given LESSEE thirty (30) days after written notice from LESSOR in which to begin diligent efforts to cure the default. Notwithstanding any termination or other remedy exercised by LESSOR, LESSEE, at

LESSEE’s sole cost and expense, shall be responsible for any spill, release, discharge or “clean-up” of Hazardous Materials, including, but not limited to, the Hazardous Materials described on Exhibit E, caused by LESSEE, its agents, employees, representatives, invitees, customers or contractors as is required by any Environmental Law, unless it is determined to be caused by the negligence or willful misconduct of LESSOR, its agents, employees, representatives, invitees, customers or contractors or other lessees of the Business Park. LESSEE shall indemnify and hold LESSOR harmless from and against any and all claims, judgments, damages, fines, suits, and costs (including but not limited to attorney and consulting fees) arising from or related to the use, transportation, storage, disposal, spill or discharge of Hazardous Materials in violation of applicable laws on or about the Premises by LESSEE, its agents, employees, representatives, invitees, customers or contractors. As used herein, the term “Hazardous Materials” shall mean pollutants or contaminants, which are or become regulated by all applicable local, state and federal laws, petroleum, asbestos, polychlorinated biphenyls and radioactive materials.

(vi) Upon written notice by Lessee or any governmental authority, LESSOR, at LESSOR’s sole cost and expense, covenants to investigate, clean up and otherwise remediate any Hazardous Materials existing at the Business Park as of the Commencement Date of the Lease, and any spill, release or discharge of Hazardous Materials caused by LESSOR, its agents, employees, representatives, invitees, contractors or lessees (other than LESSEE), subject to LESSOR’s right to cause any lessee at the Business Park to pay the costs for such investigation or remediation for which such lessee is responsible. LESSOR shall indemnify and hold LESSEE harmless from and against any and all claims, judgments, damages, fines, suits, and costs (including but not limited to attorney and consulting fees) arising from or related to the use, transportation, storage, disposal, spill or discharge of Hazardous Materials on or about the Demises Premises caused by Lessor, its agents, employees, representatives, invitees, contractors or other lessees of the Business Park. As used herein, the term “Hazardous Materials” shall mean pollutants or contaminants, which are or become regulated by all applicable local, state and federal laws, petroleum, asbestos, polychlorinated biphenyls and radioactive materials.

(vii) The provisions of this Subparagraph B are in addition to, and not in limitation of, any other provisions of this Lease and the obligations of LESSEE and the rights of LESSOR under this Lease.

C. LESSOR represents and warrants to LESSEE that to LESSOR’s current actual knowledge, without inquiry or investigation, the Premises, the Business Park and the land associated therewith, including without limitation the Building B Parking Spaces, and the condition thereof, does not violate any applicable Environmental Laws. LESSOR further covenants and agrees that the Premises, the Business Park and the land associated therewith, including without limitation the handicap parking spaces attributable to Building B, and building entrances of Building B, will not upon the substantial completion of the Tenant Improvements violate zoning or any other applicable laws (including the Americans with Disabilities Act, the Texas Accessibility

Standards and any other accessibilities laws, Environmental Laws, and any other applicable laws pertaining to health and the environment) or restrictive covenants or encumbrances relating to the Business Park in any material respect, and that when the Demised Premises are delivered to LESSEE for occupancy, the Demised Premises and the use thereof contemplated by this Lease will comply with applicable laws and any such restrictive covenants or encumbrances in all material respects. For purposes of the preceding sentence, a violation will be considered “material” if it impairs the use of, access to or parking for the Demised Premises by LESSEE to any material extent, or would impair such use, access, or parking to a material extent if disclosed to governmental authorities or other parties or if the violation may cause LESSEE or any of LESSEE’s officers or employees to be subject to prosecution for civil or criminal liability.

8. CONSTRUCTION OF TENANT IMPROVEMENTS ON THE PREMISES. As part of LESSOR’s obligation to construct the Tenant Improvements in accordance with Exhibit C, upon Substantial Completion (as hereinafter defined) of the Tenant Improvements, LESSOR agrees to deliver the Premises and, at LESSOR’s sole cost and expense, the Building B Parking Spaces and the Common Areas, in good working order, in compliance with all applicable laws (including ADA and TAS), and including to seal coat and stripe the Building B Parking Spaces at LESSOR’s sole cost and expense, and to construct and complete the Tenant Improvements to the extent set out in the attached Exhibit C. Upon Substantial Completion of the Tenant Improvements, Lessor and Lessee shall execute the Acceptance of Premises Memorandum (herein so called) attached hereto as Exhibit C-1.

9. ALTERATIONS AND IMPROVEMENTS. Except as expressly and clearly provided elsewhere herein, all alterations, improvements, additions or remodeling of the Premises during the Term of the Lease shall be done at the expense of the LESSEE and only with the written consent of LESSOR. To the extent any such alterations, improvements, additions or remodeling do not adversely affect the foundation, exterior walls, roof, or any structural issues related to the Premises, such consent shall not be unreasonably withheld, conditioned or delayed. LESSEE is hereby permitted, with LESSOR’s consent not to be unreasonably withheld, conditioned or delayed, to install                                                                                                                    and to perform such other alterations and improvements to the Premises which do not adversely affect the structural soundness thereof; provided, however, if the installation of any such supplemental equipment involves the roof, the placing of equipment on the roof or a roof penetration, LESSOR’s roofing contractor or consultant, must have the opportunity to be present at all times during such work, and LESSEE shall be obligated to pay all reasonable costs associated with LESSOR’s roofing contractor or consultant. Notwithstanding the foregoing, LESSOR’s consent shall not be required for any alteration, improvement, addition or remodeling of the Premises that satisfies all of the following criteria: (a) does not affect the foundation, exterior walls, roof, or any structural issues related to the Premises; and (b) the cost thereof does not exceed, in the aggregate for any particular project or series of projects which reasonably can be considered one and the same project, $25,000. Other than LESSEE’s equipment, machines and removable trade fixtures (whether or not the same may be affixed to the Premises so long as the removal thereof can be accomplished without causing permanent damage to the Premises that cannot be repaired to LESSOR’s reasonable satisfaction), but specifically excluding any                                                                                                installed by LESSEE (“Tenant’s Equipments”), all such alterations, improvements, additions or remodeling, whether made by LESSEE or LESSOR at LESSEE’s request, including any items nailed, glued, screwed or otherwise attached to the Premises, shall become the property of LESSOR upon the expiration of this Lease, unless otherwise expressly and clearly provided herein. LESSEE shall not, without the written consent of LESSOR, permit any lien to be affixed to the Premises or the Business Park by reason of any remodeling, alterations or other work performed by, or at the request of, LESSEE, by operation of law or otherwise. Other than Tenant’s Equipment and except in connection with any alterations permitted hereunder, LESSEE shall not remove at any time any improvements, additions, or any other item nailed, glued, screwed or otherwise attached to the Premises without LESSOR’s express written permission, such permission not to be unreasonably withheld, conditioned or delayed. However, not later than the last day of the Term, LESSEE shall, at LESSEE’s sole expense, remove all of LESSEE’s property, and remove all partitions, counters, railings, etc., which were installed by LESSEE (other than the Tenant Improvements installed pursuant to Exhibit C) and whose removal is specifically requested by LESSOR in writing at the time LESSOR approves the installation thereof, and LESSEE shall repair all injuries done by or in connection with the installation and/or removal of such property. Without limiting the generality of anything herein contained, in the event any federal, state or local law, rule, or ordinance or regulation (including, but not limited to, the Americans with Disabilities Act of 1990, as same may now exist or hereafter be amended or supplemented), shall require any alterations or improvements to the Premises, the Building B Parking Spaces and the Common Areas, it shall be the obligation of LESSOR and not LESSEE to make such alterations or improvements, but, to the extent such alterations are required in order to comply with laws, rules, ordinances or regulations becoming effective after the Commencement Date, such alterations or improvements shall be deemed to be Operating Expenses, and to the extent such alterations or improvements are determined under generally accepted accounting principles to be capital improvements, the amortized cost thereof over the depreciable life such alteration or improvement shall be an Operating Expense.

10. SIGNS AND EQUIPMENT. Subject to the approval of all applicable governmental authorities, LESSEE, at its sole cost and expense (subject to any allowance for Tenant Improvements provided herein), shall (a) have the proportionate right (based on the ratio that the number of rentable square feet contained in the Premises bears to the number of rentable square feet in the Business Park as set forth in Section 2, but in no event shall Lessee’s proportionate share for this purpose be less than twenty-five percent (25%) so long as Lessee occupies an entire building in the Business Park) to advertise the name of LESSEE’s business on the Business Park monument sign existing as of the Effective Date of this Lease (or any replacement thereof) located adjacent to State Highway 183 (the “Business Park Monument Sign”); (b) have the exclusive right to place its name and corporate logo on up to two (2) sides of the Building, subject however to maintaining the continuation of the delineation of the Building as “Building B”, and (c) to construct up to two (2) monument signs within the Business Park adjacent to or within the area containing the Building B Parking Spaces for LESSEE’s use, subject however to LESSOR’s right to approve the location of such monument signs, not to be unreasonably withheld, conditioned or delayed. LESSOR shall have the right to approve the design of any such signage, which approval shall not be unreasonably withheld, conditioned or delayed. In the event that LESSEE occupies any other building in the Business Park, LESSEE shall have the same rights provided above with respect to such building, provided that LESSEE occupies fifty percent (50%) or more of the rentable area of such building. LESSEE shall have the right, as part of such signage, to name the Building “The On-X Building”, as long as such re-naming does not eliminate the delineation of the Building as Building B of the Business Park. LESSOR shall not name the Building, the Business Park, or any other building located therein, or permit the usage of any signs located therein to advertise, the name or business of any person or entity whose primary business competes in the manufacture of heart valves. LESSOR shall, at LESSOR’s sole cost and expense, convert the Business Park Monument Sign into a multi-tenant sign as shown on Addendum #5 prior to the Commencement Date, and shall permit LESSEE to occupy the quadrant of such multi-tenant sign which is nearest to State Highway 183 and/or which is the highest panel made available to tenants. LESSEE’s rights under this Section 10 are assignable by LESSEE to any permitted assignee or subtenant. All signs shall conform to the rules and regulations as outlined in Addendum #5. Notwithstanding the foregoing, LESSOR approves LESSEE’s signage design set forth on Addendum #5. No other signs shall be permitted unless by written consent of LESSOR, such consent not to be unreasonably withheld, conditioned or delayed.

11. UTILITIES AND SERVICES.

A. Utilities. LESSEE acknowledges that LESSEE has investigated the Building and that LESSEE has determined and is satisfied that all utilities needed for the proper operation, maintenance and upkeep of the Premises are in place and available to the Premises. Except for the Tenant Improvements contemplated in Exhibit C and the representations and warranties of LESSEE expressly contained in this Lease, LESSEE acknowledges that it is leasing the Building “AS IS, WHERE IS” and “WITH ALL FAULTS”. LESSEE agrees to furnish, to the extent required for LESSEE’s operations, and be responsible for payment for any and all electricity, water, wastewater, gas and other utilities for warehouse, manufacturing and/or office requirements for the use stated in Paragraph 7. Except with respect to the initial Tenant Improvements, to the extent LESSEE’s intended operations at the Premises shall require upgraded electrical equipment or facilities within the Premises, LESSEE shall be responsible for such upgrade at LESSEE’s sole cost and expense. LESSEE shall pay to the City of Austin or any other municipal utility company monthly, as billed, such charges attributable to the Premises as may be separately metered.

B. Cleaning Services. LESSOR shall provide for normal and customary maintenance, trash collection and, if applicable, periodic cleaning for all Common Areas; provided that LESSOR has no obligation to furnish janitorial upkeep or custodial services within the Demised Premises, and it shall be the sole responsibility of the LESSEE to furnish all such services.

C. Intentionally omitted.

D. Remedy. In the event of any interruption in utilities to the Premises which cause all or part of the Premises to be untenantable, all Rent due hereunder shall be proportionately abated for any such periods of interruption in excess of three (3) consecutive business days following written notice of such interruption from LESSEE. LESSOR agrees to use reasonable, good faith efforts to cause the provision of such utilities to be resumed as soon after such interruption as is reasonably practicable, subject to force majeure. In the event that LESSOR does not use reasonable, good faith efforts to restore such utility service as quickly as reasonably practicable, LESSEE shall have the right to do so, and any expenses incurred by LESSEE shall be reimbursed to LESSEE within thirty (30) days after written notice plus, in the event such expenses are not repaid within such thirty (30) day period, interest thereon at the rate of twelve percent (12%) per annum from the date due until paid.

12. ACCESS TO THE BUSINESS PARK AND PREMISES.

A. Access by LESSEE. LESSEE shall have private access to the Premises 24 hours per day 7 days a week with individual keys to the Premises.

B. LESSOR’s Right of Access. If LESSEE, his agents or employees, are present, the LESSOR, LESSOR’s representative, or servicemen may enter the Premises during LESSEE’s normal business hours and upon advance notice for any reasonable business purpose. If such persons are not present, LESSOR, LESSOR’s representatives or servicemen will provide LESSEE with twenty four (24) hours notice before such entry (unless in the event of an emergency, no prior notice will be provided by LESSOR to LESSEE, but LESSOR shall notify LESSEE as soon thereafter as is reasonably practicable), in order to enter by duplicate key or master key during LESSEE’s normal business hours (or such other hours as LESSOR and LESSEE may mutually schedule) for the following purposes: repairs, extermination, preventive maintenance, security, recovery of tools on loan, safety and fire inspections, showing the Premises to building inspectors, fire marshals, mortgage lenders, prospective purchasers or insurance agents. Notwithstanding anything to the contrary contained herein, LESSOR shall use reasonable, good faith efforts to schedule and perform any such entries, and any work to the Building B Parking Areas, drives or other Common Areas directly adjacent to the Building in such a manner as to minimize the inconvenience to LESSEE’s business.

If LESSOR and LESSEE shall not have renewed or extended this Lease prior to the final ninety (90) day period of the Lease Term, LESSOR and its authorized agents shall have the right to erect on or about the Demised Premises a customary sign advertising the property for lease or for sale. During said ninety (90) day period LESSOR and its authorized agents shall have the right to enter the Demised Premises upon not less than one (1) hour notice, and during LESSEE’s normal business hours, for the showing of the Demised Premises to prospective Lessees or purchasers. Notwithstanding the foregoing, LESSEE shall have the right, in connection with any entry of the Premises by LESSOR or any other party under this Section 12.B., to take reasonable precautions, and to require (and LESSOR and such other parties shall observe) reasonable restrictions on access to any areas of the Premises in which LESSEE stores, operates, or uses any proprietary information, applications or processes, or from which such information, applications or processes are visible.

13. PARKING. LESSEE shall, at no additional cost throughout the term of the Lease, including any extensions or renewals thereof, have the exclusive right to use all of the Building B Parking Spaces as denoted on Exhibit A-1 within which LESSEE and its agents and employees and invitees may park vehicles driven by them, and LESSEE covenants and agrees that all such vehicles will be parked only within the Building B Parking Spaces LESSOR agrees, at LESSOR’s sole cost and expense, to seal coat and restripe the Building B Parking Spaces prior to the Commencement Date.

14. MAINTENANCE BY LESSOR. LESSOR shall only maintain and repair the roof, foundation, and the structural soundness of the exterior walls (excluding all windows, window glass, plate glass and all doors) of the Demised Premises in good working order and condition, except for reasonable wear and tear. LESSOR shall also maintain the Common Areas (including without limitation all drives, sidewalks, landscaping and the Business Park Monument Sign) of the Business Park in a good and workmanlike manner consistent with the way LESSOR has been maintaining such Common Areas as of the date of this Lease, but in any event in a manner at least as good as comparable developments in the Austin, Texas market, and LESSEE shall reimburse LESSOR for LESSEE’s Share of expenses incurred by LESSOR in order to maintain the Common Areas, as stated in Paragraph 5 “Additional Rent”. In the event that, during the initial twelve (12) month period following the Commencement Date, any of the equipment serving the Premises is or becomes in need of replacement, and LESSEE’s engineer or a third-party service professional reasonably determines that such equipment has reached the end of its useful life and needs to be replaced, LESSOR shall, at LESSOR’s sole cost and expense, replace such equipment with new equipment of a similar or better character and quality, and shall assign any warranties for such new equipment to LESSEE; provided, however, if LESSEE elects to move and relocate any such equipment during the initial twelve (12) month period of the Lease Term, the cost to move, relocate, repair or replace (but with respect to a replacement, only in the event that the need to replace such equipment results from moving or relocating such equipment) such moved or relocated equipment shall be paid by LESSEE. After the expiration of such initial twelve (12) month period of the Lease Term and continuing until the first day of month that is nine (9) months prior to the expiration of the Lease Term, if LESSEE’s engineer, LESSOR’s engineer, or a third-party service professional reasonably determines that such equipment has reached the end of its useful life and needs to be replaced, LESSEE shall, at LESSEE’s sole cost and expense, replace such equipment with new equipment of a similar or better character and quality. LESSOR shall be responsible, at LESSOR’s sole cost and expense (subject to reimbursement in Operating Expenses, if otherwise permitted hereunder), for any capital replacements required during the final nine (9) months of the Lease Term. If the Premises are in need of any of the limited repairs or replacements for which LESSOR is liable to perform under the terms of this Lease, LESSEE shall give LESSOR prompt written notice specifically setting forth the nature of such needed repairs or replacements. LESSOR shall not have any liability or obligation to make any repairs or replacements until LESSEE has provided the aforesaid written notice to LESSOR. LESSOR’s liability hereunder is expressly limited to the cost of the repairs and replacements, and LESSOR shall have no liability for, and LESSEE agrees to release LESSOR from, any loss, damage, claim or other costs in excess of the cost of the repairs and replacements arising from such repairs, replacements or the cause thereof. LESSOR agrees to use commercially reasonable efforts to complete any such repairs or replacements within thirty (30) days after such written notice; provided, however, if such repairs are not reasonably capable of repair within such thirty (30) day period, LESSOR agrees to timely commence such repairs and replacements and proceed to diligently complete such repairs in a reasonable period of time, using commercially reasonable efforts, acting in good faith. If LESSOR fails to timely complete such repairs and replacements as provided in the preceding sentence (or, in the event of any condition which results, or is reasonably likely to result, in any property damage or personal injury, within ten (10) days after such notice), LESSEE shall have the right to perform such repairs or maintenance, and any expenses incurred by LESSEE shall be reimbursed to LESSEE within thirty (30) days after written notice plus, in the event such expenses are not repaid within such thirty (30) day period, interest thereon at the rate of twelve percent (12%) per annum from the date due until paid. LESSOR reserves the right to place over, under or behind the Demised Premises pipes, wires, lines and other facilities serving other areas of the Business Park, and will not unreasonably interfere with the use of the Demised Premises, provided that LESSOR shall be responsible for maintaining same in good working order and condition.

LESSEE will permit LESSOR and LESSOR’s agents, employees or representatives to enter into and upon any and all parts of the Demised Premises upon reasonable advance notice and during LESSEE’s normal business hours (unless LESSOR and LESSEE schedule a different mutually agreeable time) to inspect same or make such repairs or alterations as LESSOR reasonably deems necessary, and LESSEE shall not be entitled to any abatement or reduction of rent by reason thereof. LESSOR shall be entitled to make such repairs and alterations of Common Areas and grounds in the Business Park as LESSOR reasonably deems necessary, and LESSEE shall not be entitled to any damages or abatement or reduction of rent by reason thereof even though such repairs or alterations may affect temporarily LESSEE’s use of the Demised Premises, provided that LESSOR will not unreasonably interfere with the use of the Demised Premise, and shall use good faith efforts to minimize any inconvenience to LESSEE’s business caused by such activities (including, without limitation, scheduling such activities outside LESSEE’s normal business hours to the extent possible).

15. MAINTENANCE BY LESSEE. LESSEE shall at its expense and risk maintain all other parts of the Premises and the Building B Parking Spaces in good repair and condition except for normal wear and tear, casualty and condemnation, including but not limited to repairs (including all necessary) to the interior plumbing, windows, window glass, plate glass, doors, fire protection sprinkler system, and the interior of the Demised Premises in general. LESSEE shall provide preventative maintenance to the heating and air conditioning equipment and system. LESSEE will provide and maintain vermin-proof receptacles for LESSEE’s own use in the event refuse is temporarily stored outside of the Demised Premises, and LESSEE will be responsible for the removal of said refuse and will promptly and strictly comply with all health, sanitary or other laws, regulations and ordinances pertaining to the depositing and removal of such refuse from or about the Demised Premises. Such receptacle shall be solely in such areas, if any, designated by LESSOR in LESSOR’s reasonable discretion, such areas to be reasonably near the Premises. LESSEE will not use the Common Areas or other area outside of the Premises to store any pallets, cartons, equipment or other materials except solely for the limited equipment approved for outside storage as specifically set forth on Exhibit D. LESSEE further agrees to be responsible for sweeping and cleaning the Demised Premises. LESSEE will maintain, repair and replace when necessary, the air conditioning, plumbing, gas and electrical appurtenances and fixtures in the Demised Premises, and LESSEE will enter into and keep in force throughout the Lease Term a HVAC maintenance contract with a HVAC maintenance contractor reasonably acceptable to LESSOR. LESSOR will not be liable to LESSEE or any other persons whomsoever for injury or damage to persons or property received on or incidental to the use of said Demised Premises during the Term of this Lease, and LESSEE will indemnify, defend and save harmless LESSOR from and against any loss, claim, expense or liability in connection therewith including LESSEE’s failure to repair unless caused by the gross negligence or willful misconduct of LESSOR or LESSOR’s agents, employees, contractors or representatives. LESSEE shall not be required to make any capital replacements during the final nine (9) months of the Lease Term.

LESSEE shall throughout the Lease Term take good care of the Demised Premises and keep them free from waste, and shall deliver up the Demised Premises broom-clean at the termination of this Lease in at least the condition in which they were in on the Commencement Date, (reasonable wear and tear, casualty and condemnation excepted).

In the event LESSEE should fail to maintain the Demised Premises as required hereunder and such failure continues for more than thirty (30) days after written notice from LESSOR, LESSOR shall have the right (but not the obligation) to cause repairs or corrections to be made and any out of pocket third party costs thereof shall be payable by LESSEE to LESSOR as Additional Rent within thirty (30) days after LESSOR presents LESSEE with a written invoice therefor.

16. TAXES. LESSOR shall pay all real estate ad valorem taxes levied against the Business Park during the Term of this Lease. LESSEE shall pay all taxes on personal property within the Premises, all sales taxes or occupations taxes on LESSEE’s business and any and all other taxes attributable to LESSEE or LESSEE’s business.

17. INSURANCE AND INDEMNIFICATION; WAIVER OF SUBROGATION. LESSOR shall pay for property insurance coverage (formerly “fire and extended coverage - all-risk”) on the Business Park (including the Premises and the leasehold improvements located therein) in an amount equal to the full replacement cost thereof. LESSEE agrees to obtain and maintain during the Lease Term the insurance coverage set forth on Exhibit F attached hereto. LESSEE shall provide LESSOR with a certificate of such insurance prior to the Commencement Date of this Lease. LESSOR shall provide for commercial general liability insurance for its business operations in the Business Park as follows: bodily injury and property damage of not less than $2.0 Million combined single limits. LESSOR’s insurance policies shall comply with the General Insurance Requirements set forth in Sections 2(a)(i), 2(a)(iii) and 2(b)(i) of Exhibit F attached hereto.

LESSOR shall not be liable to LESSEE or LESSEE’s agent, employees, guests or invitees, or to any person claiming by or through LESSEE for any injury to any person or damaged property or for the loss or damage to LESSEE’s business, occasioned by or through the acts of omissions of LESSOR or any person, or by and other cause whatsoever, except LESSOR’s negligence or willful misconduct. Subject to the paragraph immediately following, LESSEE shall indemnify LESSOR and save LESSOR harmless from all suits, actions, damages, liability and expense in connection with personal injuries or property damage arising in or on the Premises or occasioned by any negligence or willful misconduct of LESSEE, LESSEE’s agents, contractors, employees, servants, invitees or licensees which may occur during the term of this Lease, except if it is determined to be caused by LESSOR, LESSOR’s agents, contractors, employees, servants, invitees or licensees. Subject to the paragraph immediately following, LESSOR shall indemnify LESSEE and save LESSEE harmless from all suits, actions, damages, liability and expense in connection with personal injuries or property damage arising in or on the Business Park or occasioned by the negligence or willful misconduct of LESSOR, LESSOR’s agents, contractors, employees, servants, invitees or licensees which may occur during the term of this Lease, except if it is determined to be caused by LESSEE, LESSEE’s agents, contractors, employees, servants, invitees or licensees.

Notwithstanding anything in this Lease, or in any insurance policy to be obtained under this Lease, to the contrary, LESSOR and LESSEE each hereby WAIVES any and all rights of recovery, claim, action or cause of action against the other, its partners and affiliates, and its and their agents, servants, shareholders, officers, directors, managers, members, principals or employees and their respective insurance carriers, for any loss or damage that may occur to the Premises, the Business Park, or any personal property or fixtures of such party therein or thereon, by reason of fire, the elements, or any other cause, in each case only to the extent same is insured against or required to be insured against under the terms of the insurance policies referred to in this Paragraph 17, regardless of cause or origin, including, without limitation SOLE, JOINT OR CONCURRENT NEGLIGENCE, SOLE, JOINT OR CONCURRENT GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY, OR OTHER FAULT OF EITHER OR BOTH OF THE PARTIES HERETO AND THEIR RESPECTIVE AGENTS, SERVANTS, EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, ARCHITECTS, CONTRACTORS, SUBCONTRACTORS, ATTORNEYS, CUSTOMERS AND INVITEES. Each party waives and covenants that no insurer shall hold (and hereby waives on behalf of such insurer) any right of subrogation against such other party as a result of such claims. If the respective insurer of LESSOR and LESSEE does not permit such a waiver without an appropriate endorsement to such party’s insurance policy, then LESSOR and LESSEE each shall notify its insurer of the waiver set forth herein and shall secure from such insurer an appropriate endorsement to its respective insurance policy with respect to such waiver. The foregoing waiver of recovery and subrogation provisions shall also apply to any other insurance obtained and maintained by either LESSOR or LESSEE, except such waivers shall be limited to liabilities and indemnities assumed under this Lease by LESSOR and LESSEE, respectively.

18. DESTRUCTION OR CONDEMNATION. In the event of total damage or destruction of the Premises, both LESSOR and LESSEE shall have the option to terminate this Lease in its entirety. In the event of partial damage or destruction of the Premises by fire or other cause, LESSOR shall deliver to LESSEE, within thirty (30) days of such damage or destruction, a written opinion from LESSOR’s architect stating the estimated time needed to repair or rebuild the Premises to its condition immediately prior to the occurrence of such damage or destruction. In the event that such notice states that such repair or reconstruction of the Premises to its previous condition shall take longer than one hundred eighty (180) day after the occurrence of such damage or destruction, both LESSEE and LESSOR shall have the option to terminate the Lease in its entirety by notifying the other in writing within fifteen (15) days after such notice is delivered. In the event that this Lease is not so terminated, LESSOR shall be obligated to reconstruct and repair the Premises to a condition substantially the same as that existing prior to the casualty, and shall promptly commence and proceed with due diligence in such repair or reconstruction and use commercially reasonable efforts (including, without limitation, performing such work on weekends if reasonably necessary to timely complete the work) to complete such work as soon as is reasonably practicable, provided that if such repair or reconstruction is not completed within one hundred eighty (180) days after the date of such casualty, LESSEE shall have the option to terminate this Lease; provided further, however, if the repair or reconstruction work is at least ninety percent (90%) complete on the 180th date after such casualty, LESSEE shall not have the right to terminate this Lease as long as LESSOR substantially completes the repair or reconstruction within thirty (30) days thereafter. In the event that this Lease is not terminated as provided above, Rent shall abate proportionately from the date of such damage or destruction until the Premises is repaired or reconstructed to a condition substantially the same as that existing prior to the casualty. In the event that this Lease is terminated under this Paragraph 18, such termination shall be effective as of the date of the casualty. LESSOR shall not be responsible for damage or destruction to LESSEE’s trade fixtures, furniture and/or equipment; and LESSEE shall have the sole responsibility of carrying insurance or the risk of loss thereof.

LESSOR shall promptly notify LESSEE in writing of any condemnation or threatened condemnation affecting the Business Park. If the entire Premises are taken in condemnation, this Lease shall terminate one (1) day prior to such taking. If part of the Premises (but less than all of the Premises) or any parking areas associated therewith or access thereto is taken in condemnation (a ‘‘Partial Taking”), and such Partial Taking will, in LESSEE’s reasonable judgment, materially and adversely affect LESSEE’s ability to use the Premises for the purposes of carrying on LESSEE’s business to the same extent as carried on prior to such Partial Taking, then LESSEE may terminate this

Lease by written notice to LESSOR given within 30 days after LESSEE receives actual notice of the Partial Taking, such termination to be effective one (1) day prior to such Partial Taking In the event of a Partial Taking, and if this Lease is not terminated as provided above, LESSOR shall repair and reconstruct the Premises to the extent necessary to allow LESSEE to continue operating LESSEE’s business from the portion of the Premises remaining, and rent shall be permanently abated to the extent that such partial taking reduces the usable space of the Premises or LESSEE’s parking rights or access to the Premises. LESSEE shall not participate in any of the condemnation award, provided that LESSEE shall have the right to assert a claim for and recover from the condemning authority, but not from LESSOR, such compensation as may be awarded on account of LESSEE’s moving and relocation expenses, loss to any of LESSEE’s property, and depreciation to and loss of any leasehold improvements constructed by or on behalf of LESSEE. Except as provided above, all awards or compensation received during the Term of this Lease by reason of condemnation by any government or governmental agency (or private sale in lieu of such condemnation) of all or any portion of the Premises, the Business Park or land upon which it is situated shall belong entirely to LESSOR; and LESSEE hereby assigns its interest, if any, in such awards to LESSOR.

19. DEFAULT BY LESSOR. LESSOR shall not be in default under this Lease, and LESSEE shall not be entitled to exercise any right, remedy or recourse against LESSOR or otherwise as a consequence of any alleged default by LESSOR under this Lease, unless and until LESSOR fails to perform any of its obligations hereunder and said failure continues for a period of 30 days after LESSEE gives LESSOR written notice thereof specifying, with reasonable particularity, the nature of LESSOR’s failure; provided, however, that if the failure can be cured but not within the 30 day time period, LESSOR shall not be in default hereunder if LESSOR commences to cure the failure within such 30 days and thereafter in good faith pursues the curing of same diligently to completion. If LESSOR defaults under this Lease, and, as a consequence of the default, LESSEE recovers a money judgment against LESSOR, the judgment shall be satisfied only out of, and LESSEE hereby agrees to look solely to, the interest of LESSOR in the Business Park as the same may then be encumbered, and any proceeds thereof, and LESSOR shall not otherwise be liable for any deficiency. In no event shall LESSEE have the right to levy execution against any property of LESSOR other than its interest in the Business Park or any proceeds thereof. The foregoing shall not limit any right that LESSEE might have to obtain specific performance of LESSOR’s obligations hereunder.

20. DEFAULT BY LESSEE. The occurrence of any of the following beyond the applicable cure periods shall constitute a default (an “Event of Default”) by LESSEE:

A. Failure to pay rent or any other amounts to be paid by LESSEE, when due, if failure continues for ten (10) days after due date and an additional five (5) days after written notice by LESSOR, or

B. LESSEE shall admit in writing its inability to pay its debts and obligations as they come due, or shall make an assignment for the benefit of creditors.

C. LESSEE shall file a petition under any section or chapter of the Federal Bankruptcy Code, as amended, or under any similar law or statute of the United States or any State thereof, or LESSEE shall be adjudged bankrupt or insolvent in proceedings filed against LESSEE thereunder.

D. A receiver or trustee shall be appointed for all or substantially all of the assets of the LESSEE and shall not be discharged within sixty (60) days after such appointment.

E. LESSEE’s failure to perform any other provisions of this Lease if the failure to perform is not cured within thirty (30) days after written notice by LESSOR to LESSEE has been given. Provided, however, if the LESSEE’s breach cannot reasonably be cured in the thirty (30) days provided above, LESSEE shall not be in default of this Lease if LESSEE commences to cure the default within the 30-day period and diligently proceeds in good faith to cure the breach.

21. LESSOR’s REMEDIES. Upon the occurrence of any of such Events of Default after the expiration of any applicable notice and cure period, LESSOR shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever:

A. Terminate this Lease by giving LESSEE written notice thereof, whereupon LESSOR may alter the locks or other security devises at the Premises and may peaceably remove all persons and property therefrom as allowed by law, for this purpose without being guilty in any manner of trespass or otherwise; and any such termination or re-entry on the part of LESSOR shall be without prejudice to and remedy available to LESSOR for arrears of rent and charges owed LESSOR by LESSEE, breach of contract, damages or otherwise. Termination pursuant hereto shall not relieve LESSEE’s obligation for damages suffered by LESSOR as a result of LESSEE’s breach.

B. Without terminating this Agreement, enter upon the Premises without disturbing the peace, by changing the locks and other security devices at the Premises or such other peaceable method as LESSOR may desire, and without being guilty in any manner of trespass or otherwise, and do or perform whatever LESSEE is obligated hereunder to do or perform under the terms of this Lease; and the LESSEE shall reimburse the LESSOR on demand for any expenses or other sums which LESSOR may reasonably incur or expend, thus effecting compliance with the terms and provisions of this Lease; provided, however, nothing in this subsection shall be deemed an obligation or undertaking by LESSOR to remedy any such defaults of LESSEE. In the event LESSOR elects to re-enter without terminating this Agreement pursuant to this subsection, LESSOR shall have the right, but not the obligation, to relet the LESSEE’s right to the Premises upon such terms, conditions and covenants as are deemed proper by LESSOR for the account of LESSEE and in such event, LESSEE shall pay to LESSOR all reasonable costs of renovating and altering the Premises for a new Lessee or Lessees, in addition to all brokerage fees, if any, incurred in connection therewith, together with the difference between the rent recovered by LESSOR from such reletting and that owed by LESSEE.

C. Pursuit of any of the foregoing remedies by LESSOR shall not preclude pursuit of any other remedies herein provided LESSOR or any other remedies provided by law, nor shall pursuit of any of the other remedies herein provided constitute a forfeiture or waiver of any fee or charge due LESSOR hereunder or of any damages accruing to LESSOR by reason of the violation of any of the terms, provisions and covenants herein contained. Forbearance by either party hereto to enforce one or more of the remedies herein provided upon a default of the other shall not be deemed or construed to constitute a waiver of such default.

No re-entry or taking possession of the Premises by LESSOR shall be considered as an election on LESSOR’s part to terminate this Lease unless written notice of such termination is given to LESSEE. Notwithstanding any reletting without termination subsequent to LESSEE’s default, LESSOR may at any time thereafter elect to terminate this Lease for the previous breach. If LESSEE is in default beyond any applicable cure periods, LESSOR shall not be obligated to continue any utilities, which are furnished or paid for by LESSOR.

If LESSEE is more than ten (10) days delinquent in rent payments, LESSEE’s failure to pay rent in full within five (5) days after written demand therefore shall entitle LESSOR to change or modify door locks on the Premises, provided LESSOR leaves a written notice on the door informing LESSEE where a new key can be picked up by LESSEE, during reasonable business hours, if and only if, the delinquency in rent payments along with all other damages (late fees, locksmith, etc.) are paid in full. Such modification of the locks shall not in any way be considered constructive eviction. LESSOR may report unpaid rentals or unpaid damages to any credit bureau for permanent recordation in LESSEE’s credit record, only in the case of default by LESSEE beyond applicable cure periods, as defined in Paragraph 20. “Default by LESSEE”.

22. SURRENDER AND HOLDOVER. In the event LESSEE remains in possession of the Premises after the expiration of this Lease without the execution of a new lease, it shall be deemed to be occupying the Premises as a tenant at sufferance, subject however to all of the terms, conditions, provisions and obligations of this Lease, except the monthly rent during such holdover shall be equal to the rent payable during the last month of the Lease Term immediately prior to the holdover (including Basic Rent and Additional Rent) plus fifty percent (50%) of such amount; provided, however, if LESSEE holds over for more than three months after the expiration of the Lease Term, the monthly rent payable during any remaining holdover period shall be equal to the greater of (i) one hundred fifty percent (150%) of the rent payable during the last month of the Lease Term immediately prior to the holdover (excluding, however, TI Rent), or (ii) one hundred thirty percent (130%) of the then current fair market rental rate for the Premises. The foregoing shall not constitute LESSOR’s consent for LESSEE to holdover for any period of time. If LESSEE remains in possession of the Premises after the expiration of this Lease without LESSOR’s consent, LESSEE shall also pay to LESSOR all damages sustained by LESSOR resulting from retention of possession by LESSEE, including without limitation, the loss of any proposed subsequent third-party tenant for all or any portion of the Premises, provided that LESSOR shall not be liable for any such damages resulting from the loss of any proposed subsequent third-party tenant unless LESSEE holds over for thirty (30) days or longer after LESSOR has notified LESSEE in writing that the LESSOR has entered into a new lease for the Premises with such subsequent third-party tenant

Not later than the last day of the Term, LESSEE shall surrender the Premises in as good condition as they were at the beginning of the Term, ordinary wear and tear, casualty and condemnation excepted; however, such exception for ordinary wear and tear shall in no way relieve LESSEE of its obligations for repair, replacement and maintenance during the term of this Lease. LESSEE shall also comply with any requirements under this Lease.

23. SALE OF ABANDONED PROPERTY. If, upon the expiration or termination of the Lease Term or LESSEE’s right of possession to the Premises, LESSEE has abandoned any furniture, fixtures, equipment or other personal property at the Premises, then in such event, LESSOR or his representative may enter the Premises and remove and store all property of every kind found therein. For purposes hereof, LESSEE shall not be deemed to have abandoned such personal property unless and until LESSEE fails to remove such personal property for a period of ten (10) days after written notice from LESSOR stating that LESSOR shall consider such personal property to be abandoned unless LESSEE removes it within ten (10) days of such notice. LESSOR shall be entitled to reasonable charges for parking, removing or storing such abandoned or seized property, and may sell same at public or private sale after fifteen (15) days’ written notice of time and place of sale is sent by certified mail, return receipt requested, to LESSEE at the address provided in Paragraph 29 unless LESSEE shall reclaim such property prior to the expiration of such fifteen (15) day period by reimbursing LESSOR for the expenses incurred in parking, removing or storing such property. Sale shall be to the highest cash bidder. Proceeds shall be applied first to costs of sale and then to amounts owed by LESSEE to LESSOR under this Lease, if any, and any remaining amount shall be remitted to LESSEE.

24. SUBORDINATION. LESSEE agrees that its rights under this Lease shall be automatically subordinate to the lien of any existing or future recorded mortgage or deed of trust or other lien applicable to the Premises or its contents, provided that LESSEE’s possession of the Premises and the Building B Parking Spaces shall not be disturbed by LESSOR, the holder of such mortgage, deed of trust or other lien, or any other party so long as LESSEE is not in default of this Lease beyond applicable cure periods. LESSEE shall from time to time upon the request of LESSOR execute and deliver such subordination, non-disturbance and attornment agreements (each, an “SNDA”) as LESSOR’s mortgagee may reasonably require from time to time, provided that LESSEE shall have the right to reasonably object to any provisions therein which are not customarily included in SNDAs or which materially reduce LESSEE’s rights or materially increase LESSEE’s obligations or liabilities under this Lease (provided that any such objections shall not affect the automatic subordination of this Lease provided above). Without limiting the generality of the provisions of this Paragraph 24, LESSEE acknowledges and agrees that LESSOR’s mortgagee shall never have any liability to perform any of LESSOR’s obligations under this lease unless and until such mortgagee forecloses on such mortgage or deed of trust or accepts a deed in lieu thereof, and LESSEE’s remedy shall be against LESSOR only until such time. LESSOR represents and warrants that no lender or other party currently holds a mortgage, deed of trust or other lien against the Premises.

25. TRANSFER OF LESSOR’s RIGHTS. LESSOR shall have the right to transfer and assign, in whole or in part, all and every feature of its rights and obligations hereunder and in the building and property referred to herein, and in such event, the transferee shall be obligated to assume all of the obligations of LESSOR under this Lease arising from and after the date of transfer. Such transfers are to be in all things respected and recognized by LESSEE.

26. NO IMPLIED WARRANTIES. LESSOR’s duties regarding maintenance, repairs, condition of the Premises, security, fitness of the Premises for any particular purpose, or any other duties are limited to those expressly itemized in this Lease and shall not include any implied duties or warranties whatsoever. LESSEE expressly waives any and all implied warranties by LESSOR, including, but not limited to, any warranties that may now exist or later be created by law, or warranties regarding fitness of the Premises, security of the Premises, etc. This waiver is made voluntarily, knowingly, and for good and valuable consideration. It is expressly recognized that were it not for this waiver and disclaimer of warranties and implied duties, the rental hereunder would be higher. Except for any latent defects or improvements which LESSOR is expressly obligated to make pursuant to the terms of this Lease, LESSEE accepts the Premises in their present condition, and by execution of this Lease agrees that the Premises are suitable for LESSEE’s intended use.

27. NO WAIVER. No acceptance of rent by LESSOR or delay by either party in enforcing any obligation shall be construed as a waiver of any default in the performance of any obligation to be undertaken by the other party hereto. A party’s failure to enforce the default provisions hereof in the event of the other party’s default hereunder shall not act as a waiver of such party’s right to enforce the default provisions hereof in the event of a subsequent breach thereof.

No provision of this Lease shall be deemed to have been waived by either party by custom or practice, or otherwise, unless such waiver is in writing, signed by the waiving party.

28. ASSIGNMENT AND SUBLETTING. LESSEE shall have the right to sublease or assign the Lease without Owner’s consent to any affiliated company or any entity resulting from the merger, sale, consolidation or restructuring of LESSEE or in the connection with a sale of the assets used in connection with the business operated by LESSEE at the Building.

Except as provided above, LESSEE shall not assign or in any manner transfer this Lease or any estate or interest therein, or allow same to be assigned by operations of law or otherwise, or sublet the Demised Premises or any part thereof, or use or permit same to be used for any other purpose than stated in the use clause hereof without written consent of LESSOR which shall not be unreasonably withheld. LESSOR shall notify LESSEE in writing of LESSOR’s consent or rejection (along with the reasons therefor in reasonable detail) within ten (10) days after LESSEE requests LESSOR’s consent to such transfer. If LESSOR shall consent in writing to such assignment or subletting, such assignment or subletting shall not be for any use more hazardous on account of fire or otherwise, nor for a use that will cause wear and tear more than the use for which the Demised Premises are leased as defined above. The LESSEE shall remain principal obligor to the LESSOR for the full performance of all the terms, conditions and covenants of this Lease by which LESSEE herein is bound; and the acceptance of an assignment or subletting of the Demised Premises by any firm, person or corporation shall be construed as a promise on the part of such assignee or Sub Lessee to be bound by and perform all of the terms, conditions and covenants by which LESSEE is herein bound. No such assignment or subletting shall be construed to constitute a novation. In the event of default by LESSEE while the Demised Premises are assigned or sublet, LESSOR, in addition to any other remedies provided herein (or provided by law), may at LESSOR’s option, collect directly from such assignee or Sub Lessee all rents becoming due to LESSEE under such assignment or subletting and LESSOR may apply such rent against any sums due to LESSOR by LESSEE hereunder. No direct collection by LESSOR from any such assignee or Sub Lessee shall release LESSEE from the further performance of its obligations hereunder.

29. NOTICES. Any notice by either party to the other shall be in writing and shall be deemed to have been duly given only if delivered (a) personally, (b) by Federal Express or other overnight delivery service requiring proof of receipt, or (c) sent by certified mail, return receipt requested. If to LESSEE, to the attention of Bill McClellan at the above described Premises (provided that LESSEE’s address for notices prior to the Commencement Date shall be 8200 Cameron Road, Suite A-196, Austin, Texas 78754-3823, Attn: Bill McClellan); if to LESSOR at 510 South Congress, Suite 400, Austin, Travis County, Texas 78704, or to either, at such other address as LESSOR or LESSEE, respectively, shall designate in writing.

30. ESTOPPEL CERTIFICATES. LESSEE shall execute and return to LESSOR estoppel certificates in substantially the form attached hereto as Exhibit G or such other form that may be reasonably requested by LESSOR or by any current or prospective purchaser of the Premises or lienholder in writing within ten (10) business days following such written request, provided that LESSEE may make modifications to accurately state the circumstances and LESSEE’s rights under this Lease shall not be diminished and its obligations and liabilities shall not be increased. Provided that any such written request contains the Notice Statement (defined below) in bold and capitalized text at the top of such notice, LESSEE’s failure to deliver such statement within such time shall be deemed conclusive upon LESSEE (i) that this Lease is in full force and effect, without modification, (ii) that there are no uncured defaults in

LESSOR’s performance, and (iii) that not more than one (1) month’s rent has been paid in advance; provided that such deemed statements shall be for the benefit of only any such current or prospective purchaser or lienholder, and only if such party has no actual knowledge that such statements are incorrect, and provided further that LESSOR shall not be entitled to rely on any such deemed statements. LESSEE’s failure to timely deliver an estoppel certificate shall constitute a default by LESSEE under this Lease. It is intended that any such estoppel certificate may be relied upon by any person proposing to acquire LESSOR’s interest in this Lease or any prospective mortgages or assignee of any mortgage upon such interest. The “Notice Statement” shall read as follows: THIS IS A REQUEST TO CONFIRM THE TERMS OF YOUR TENANCY OF 1300 EAST ANDERSON, BUILDING B, AUSTIN, TEXAS. YOUR FAILURE TO RESPOND TO THIS REQUEST WITHIN 10 BUSINESS DAYS MAY AFFECT YOUR RIGHTS UNDER YOUR LEASE, AS SET FORTH IN SECTION 30 THEREOF.

31. MECHANIC’S AND MATERIALMAN’S LIENS. LESSEE agrees to insure that no mechanic’s or materialman’s lien will be filed against the Demised Premises for any work claimed to have been done or for any material claimed to have been furnished to LESSEE and, if such liens are filed against the Demised Premises, LESSEE will discharge same within thirty (30) days after written notice from LESSOR by bonding or otherwise. If LESSEE shall fail to cause such lien, encumbrance, or charge to be discharged within the thirty-day period, LESSOR may, but shall not be obligated to, discharge the lien, whether by paying the amount claimed to be due or by pursuing the discharge of the lien through judicial proceedings. LESSEE agrees to pay LESSOR within thirty (30) days after notice, as Additional Rent, the sum paid by LESSOR to discharge the mechanic’s or materialman’s lien and/or the expenses of LESSOR in pursuing the discharge of the lien through judicial proceeding after the 30 day cure period described above.

32. INTENTIONALLY DELETED.

33. FORCE MAJEURE. Except for LESSEE’s obligation to pay Rent hereunder, neither party hereto shall be in default of their obligation to perform any term, condition or covenant in the Lease so long as such performance is delayed or prevented by force majeure, which shall mean Acts of God, strikes, lockouts, material or labor restrictions by any governmental authority, civil riot, floods and any other cause not reasonably within the control of such party and which, by the exercise of due diligence, such party is unable, wholly or in part, to prevent or overcome. Time is otherwise of the essence with regard to this Lease.

34. EXHIBITS. All exhibits, attachments, annexed instruments and addenda referred to herein shall be considered a part hereof for all purposes with the same force and effect as if copied at full length herein.

35. ENTIRE AGREEMENT. It is expressly agreed by LESSEE and LESSOR, as a material consideration for the execution of this Lease, that there are, and were, no verbal representations, understandings, stipulations, agreements, warranties or promises pertaining thereto not incorporated in writing herein, and it is likewise agreed that this Lease shall not be altered, waived, amended or extended otherwise than provided herein, except same may be done in writing signed by the proper authority. LESSOR disclaims all warranties, expressed or implied, not specifically set forth in this Lease.

36. SEVERABILITY. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the Term of this Lease, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of the parties to this Lease that in lieu of each clause or provision that is illegal, invalid or unenforceable there be added as a part of this Lease a clause or provision as similar in terms of such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable. The caption of each paragraph hereof is added as a matter of convenience only and shall be considered to be of not effect in the construction of any provision or provisions of this Lease.

37. SUCCESSORS. The terms, conditions and covenants contained in this Lease, shall apply to, inure to the benefit of, and be binding upon the parties hereto and their respective successors in interest and legal representatives except as otherwise herein expressly provided. All rights, power, privileges, immunities and duties of LESSOR under this Lease, including but not limited to any notices required or permitted to be delivered by LESSOR to LESSEE hereunder, may at LESSOR’s option, be exercised or performed by LESSOR’s agent or attorney.

38. ATTORNEY’S FEES. In any lawsuit by LESSOR, LESSEE or their agents arising out of this Lease, the prevailing party shall be entitled to recover reasonable attorney’s fees and court costs from the non-prevailing party, including all reasonable out-of-pocket costs of litigation, travel, depositions, witness expense and other litigation costs.

39. REAL ESTATE COMMISSIONS.

1. Agreement to Pay Commission. LESSOR hereby agrees to pay a cash real estate commission equal to a total of        percent    %) of the Basic Rent to be received by the LESSOR during the initial one hundred twenty five (125) month Lease Term with        percent     %) being paid to                      of Commercial Real Estate Solutions and          percent     %) being paid to Tarantino Properties, Inc. (collectively, the “Brokers”). No commissions shall be due related to either Additional Rent or TI Rent.

2. Payment of Commission. The commission shall be due and payable to Brokers as follows: (i) one half (1/2) at the time the Lease is signed and (ii) the balance on the Commencement Date of the Lease Term.

40. COVENANT OF QUIET ENJOYMENT. LESSEE, upon payment of the rents herein reserved and the performance of the terms, conditions, covenants and agreements herein contained, may peaceably and quietly have, hold and enjoy the Demised Premises during the full term of this Lease, including any extension thereof, without hindrance or interruption by LESSOR or any other person or entity.

41. MISCELLANEOUS PROVISIONS. The provisions of this Lease shall apply to, bind and inure to the benefit of the LESSOR and LESSEE, and their respective heirs, successors, legal representatives and assigns, subject, however, to the provisions of Paragraphs 25 and 28. The paragraph headings in this Lease are intended for convenience and shall not be taken into consideration in the interpretation of this Lease or any of its provisions. Any portion of this Lease or attachments hereto declared invalid by law shall not invalidate the remainder. No oral agreements have been made. This contract is the entire agreement between the parties, and it may be modified only in writing signed by all parties, except for reasonable rule and regulation changes pursuant to Paragraph 7. This contract is to be performed in Travis County, Texas.

42. LANDLORD APPROVALS. Except as otherwise specifically set forth herein, wherever in this Lease LESSOR’s consent or approval is required or provided for, such approval shall not be unreasonably withheld, conditioned or delayed.

43. OFFSET RIGHTS. Notwithstanding anything to the contrary contained herein, in the event LESSEE obtains a final judgment for monetary damages against LESSOR, LESSEE shall have the right to offset such amount against LESSEE’s rent obligations next coming due. Except in the limited circumstance set forth in the preceding sentence, LESSEE acknowledges that LESSEE does not have the right to offset any amounts against LESSEE’s rent obligations.

44. WAIVER OF LANDLORD LIENS. LESSOR waives any statutory, constitutional or other liens, security interests or claims against the assets or property of LESSEE within the Premises. The foregoing waiver shall not apply to, and LESSOR shall be entitled to enforce against the assets and property of LESSEE, any judgment obtained by LESSOR against LESSEE.

45. SPECIAL CONDITIONS AND WRITTEN ADDENDA. Special conditions and provisions, if any, are contained in an attached Addendum or Exhibit as identified below:

•	Exhibit A-Depiction of Premises

•	Exhibit A-1- Depiction of Building B Parking Spaces

•	Exhibit B-Legal Description

•	Exhibit C-Tenant Improvements Work Letter

•	Exhibit C-1- Acceptance of Premises Memorandum

•	Exhibit D - List of Equipment Approved for Storage Outside the Premises

•	Exhibit E - List of Tenant’s Approved Hazardous Materials Stored on the Premises

•	Exhibit F - Lessee’s Insurance

•	Exhibit G - Estoppel Certificate

•	Addendum #1-Basic Rental Adjustment Schedule

•	Addendum #2-Intentionally Omitted

•	Addendum #3-Renewal Option

•	Addendum #4-Rules and Regulations

•	Addendum #5-Sign Specifications

•	Addendum #6-HVAC Maintenance Contract

•	Addendum #7-Move-Out Conditions

•	Addendum #8-Low Voltage Cabling Installation and Removal

•	Addendum #9-Exclusions from Operating Expenses

•	Addendum #10-Limited Right of First Refusal

•	Addendum #11- Right of First Refusal to Purchase

•	Addendum #12-Lessee’s Exclusive / Non-Compete

IN WITNESS WHEREOF, the parties hereto have executed this Lease Agreement and affixed their signatures as of this the 2nd day of March, 2009 (the “Effective Date”.

PLEASE NOTE: ALL ATTACHMENTS OR EXHIBITS SHOULD BE SIGNED OR INITIALED BY THE PARTIES EXECUTING THIS LEASE.

LESSOR:

1300 E. ANDERSON LANE, LTD., Texas limited partnership

By:	JDB Real Properties, Inc., a Texas
corporation, its General Partner

By:	/s/ Darline Boultinghouse

Darline Boultinghouse
Vice President

LESSEE:

On-X Life Technologies, Inc., a
Delaware corporation

By:	/s/ William D. McClellan

Name:	William D. McClellan
Title:	CFO, EVP Finance

EXHIBIT A

1300 E. Anderson Lane, Building B, Suite        , Austin, TX

Approximately             sf

EXHIBIT A-1

DEPICTION OF BUILDING B PARKING SPACES

EXHIBIT B

LEGAL DESCRIPTION OF REAL PROPERTY

14.151 ACRE TRACT

ALL OF THAT CERAIN TRACT OR PARCEL OF LAND OUT OF THE JAMES P. WALLACE SURVEY NO. 57 IN TRAVIS COUNTY, TEXAS, BEING A PORTION OF THAT CERTAIN TRACT OF LAND AS CONVEYED TO EDWARD JOSEPH TRUSTEE BY DEED RECORDED IN VLUME 1656, PAGE 521 OF THE DEED RECORDS OF TRAVIS COUNTY, TEXAS, SAID TRACT OF LAND BEING MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS:

BEGINNING FOR REFERENCE at an iron stake found at the Northwest corner of that tract of land as conveyed to Edward Joseph Trustee by Deed recorded in Volume 1656, Page 521 of the Deed Records of Travis County, Texas, being in the South R.O.W. line of Rutherford Lane;

THENCE with the West line of the said Joseph tract, 5 29° 39’ W for a distance of 15.0 feet pass an Iron stake found at the Northwest corner of that certain 15.275 acre tract of land as conveyed to Gulf States Theatres, Inc., by Deed Recorded in Volume 3499, Page 1772 of the Deed Records of Travis County, Texas and continue for a total distance of 390.00 feet to an Iron stake found at the Southwest corner of the said 14.275 acre tract of land for the Northwest corner and PLACE OF BEGINNING hereof;

THENCE with the Southerly line of the said 15.275 acre tract of land, S 60° 23’ E for a distance of 787.54 feet to an Iron stake set for the Northeast corner hereof;

THENCE S 30° 18’ W for a distance of 732.00 feet to an Iron stake set for a Southeasterly corner hereof;

THENCE N 60° 23’ W for a distance of 82.60 feet to an Iron stake set in the North r.o.w. line of U.S. Highway No. 183 for the most Southerly Southeast corner hereof;

THENCE S 29° 37’ W for a distance of 535.72 feet to an Iron stake set in the North r.o.w. line of U.S. Highway No.183 for the most Southerly Southeast corner hereof;

THENCE with the North line of the said U.S. Highway No. 183, N 47° 28’ W for a distance of $2.07 feet to a concret monument found for the most Southerly Southwest corner hereof;

THENCE N 29° 37’ E for a distance of 517.40 feet to an Iron stake set for an inside corner hereof;

THENCE N 60° 23’ W for a distance of 619.29 feet to an Iron stake set in the West line of the said Edward Joseph Trustee tract, for the Southwest corner hereof;

THENCE with the West line of the said Joseph tract, N 29° 51’ E for a distance of 732.00 feet to the PLACE OF BEGINNING and containing 14.151 acres of land, more or less.

EXHIBIT C

TENANT IMPROVEMENTS WORK LETTER

This Work Letter (herein so called) is attached to and a part of that certain Lease Agreement dated as of March 2, 2009 (the “Lease”), executed by and between 1300 East Anderson Lane, Ltd., a Texas limited partnership (“Lessor”) and On-X Life Technologies, Inc., a Delaware corporation (“Lessee”). Any capitalized term not defined herein shall have the meaning assigned to it in the Lease.

I.	Dates and Allowances.

	Space Plan Date:	Fifteen (15) days from the Effective Date

	Lessor’s Approval of Space Plan:	Five (5) days after Lessee delivers Space Plan to Lessor

	Construction Drawings Date:	Forty-five (45) days from the date Lessor approves the Space Plan

	Lessee’s Approval of Construction Drawings:	Five (5) days after Lessor delivers Construction Drawings to Lessee

	Bids and Finalizing Construction Costs:	Fifteen (15) days from Lessee’s approval of the Construction Drawings

	Lessee’s Value Engineering and Approval of Bids and Construction Contracts:	Ten (10) days from Lessor’s delivery of bids to Lessee

	Permitting:	Fifteen (15) days from Lessee’s approval of final bids and construction contract

	Construction Period:	Five (5) months from issuance of permits and finalizing construction costs

	Allowance:	$500,000 (initial amount to be advanced by Lessor)

	Lessee Contribution:	Up to $400,000 (based on cost of Tenant Improvements)

	Additional Allowance:	Up to $300,000 (based on cost of Tenant Improvements; after Lessee’s entire $400,000 has been expended in the construction of the Tenant Improvements)

II. Construction Representatives, Space Planner, Architect and Engineer. Lessor’s and Lessee’s construction representatives for coordination of planning, construction, approval of change orders, substantial and final completion, and other such matters (unless either party changes its representative upon written notice to the other), and the other parties involved in planning Tenant Improvements, are:

Lessor’s Representative:
Address:	Byram Properties
510 South Congress, Suite 400
Austin, Texas 78704
Telephone:
Mobile
Fax:

Lessee’s Representative:
Address:	On-X Life Technologies, Inc.
8200 Cameron Road, Suite A-196
Austin, Texas 78754-3832
Telephone:
Mobile:
Fax:

Space Planner:	R. Craig Nasso

Architect:	R. Craig Nasso

Engineer:	Bay & Associates, Inc. (MEP)
Way Engineers (Structural)

III. Plans. The term “Plans” herein shall refer to the Space Plan and Construction Drawings collectively. The term “Planner” herein shall refer to the Space Planner, Architect or Engineer, as appropriate. Lessee has sole responsibility to cause the Space Planner to prepare and provide the Space Plan to the Architect sufficient to allow the Architect to prepare the Construction Drawings. The Plans shall be signed or initialed by Lessee and Lessor, and shall be prepared and approved in accordance with the following provisions:

(a) Space Plan. By the Space Plan Date, Lessee shall cause Space Planner to complete Lessee’s Space Plan, including MEP plans and “best fit” plan, and otherwise provide Lessor with all information concerning Lessee’s requirements for the Premises in order for the Architect to prepare the Construction Drawings. Within five (5) days after receipt of the Space Plan and such additional information, Lessor shall approve or disapprove of the Space Plan in writing, any such disapproval to be accompanied by specific reasons for disapproval. If Lessor disapproves the Space Plan, Lessee shall make such revisions to the Space Plan as are necessary to address Lessor’s objections, and shall resubmit the Space Plan to Lessor within five (5) days after such disapproval notice (and such approval period shall be repeated until such Space Plans are approved). Upon the approval of the Space Plans, Lessor shall provide three copies of the Space Plan to Architect. “Space Plan” herein means a floor plan, drawn to scale, showing (i) demising walls, interior walls and other partitions, including type of wall or partition and height, (ii) doors and other openings in such walls or partitions, including type of door and hardware, (iii) any floor or ceiling openings; (iv) electrical outlets, and any restrooms, kitchens, computer rooms, file cabinets, file rooms and other special purpose rooms, and any sinks or other plumbing facilities, or other electrical, HVAC, plumbing or other facilities or equipment, including all special loading, (v) communications system, including location and dimensions of equipment rooms, and telephones and computer outlet locations, (vi) special cabinet work or other millwork items, (vii) any space planning considerations under the Disability Acts, (viii) finish selections (i.e., color selection of painted areas, and selection of floor and any special wall coverings from Lessor’s available Building Standard selections (which selections Lessee may defer until the Construction Drawings Date), and (ix) any other details or features reasonably required in order to obtain a preliminary cost estimate as described in Section IV or otherwise reasonably requested by Architect, Engineer or Lessor in order for the Space Plan to serve as a basis for preparing the Construction Drawings.

(b) Construction Drawings. By the Construction Drawings Date, Lessor shall cause Architect and Engineer to complete the Construction Drawings. “Construction Drawings” herein means fully dimensioned architectural construction drawings and specifications, and any required engineering drawings (including mechanical, electrical, plumbing, air-conditioning, ventilation and heating), prepared using the Space Plan as a basis, showing in detail the Tenant Improvements to be made to the Premises and shall include all details reasonably required in order for Lessor to obtain bids as described in Section IV or otherwise reasonably requested by Architect, Engineer, Lessee or Lessor in order for the Construction Drawings to serve as a basis for contracting the construction of Tenant Improvements.

(c) Approval of Construction Drawings. On or before the Construction Drawings Date, Lessor shall deliver the Construction Drawings to Lessee for review and approval. Lessee shall, within five (5) days after receipt of the Construction Drawings, either approve the Construction Drawings or disapprove of the same with reasonable suggestions for making the same acceptable. If Lessee reasonably disapproves the Construction Drawings, Lessor shall cause such revisions to be made as are necessary to address Lessee’s objections, and shall resubmit the Construction Drawings to Lessee within five (5) days after such disapproval notice (and such approval period shall be repeated until such Construction Drawings are approved). Upon the approval of the Construction Drawings, Lessor and Lessee shall acknowledge same in writing.

(d) Within fifteen (15) days from approval of the Construction Drawings, Lessor shall obtain bids from at least two (2) contractors reasonably approved by Lessee in advance for the construction of the Tenant Improvements and deliver such bids and proposed construction contracts (on the appropriate AIA stipulated sum form, which shall be modified to provide that any increase in the contract price (whether as a result of concealed conditions or otherwise) shall require a change order signed by Lessee in advance, and shall otherwise be reasonably acceptable to Lessee and Lessor) to Lessee for review and approval. Lessee shall, within five (5) days after receipt of the bids and construction contracts, either approve the bids and construction contracts, or disapprove of the same with reasonable suggestions for making the same acceptable or making modifications to the Construction Drawings to value engineer the Tenant Improvements to result in a reduction in the bids and construction contracts. Lessor and Lessee shall cooperate to make modifications in the Construction Drawings and the bids and approve the bids and the final cost of the Tenant Improvements within ten (10) days from Lessor’s delivery of the bids and construction contracts to Lessee. Upon the approval of the bids and construction contracts, (i) Lessor and Lessee shall acknowledge same in writing, and (ii) Lessor will enter into the construction contracts with the approved bidder.

(e) Governmental Approval of Plans. Lessor shall, within fifteen (15) days after the bid for the Tenant Improvements is approved by Lessor and Lessee, cause its contractor to apply for any normal building permits required for the Tenant Improvements which are issued pursuant to a local building code as a ministerial matter. If the Plans must be revised in order to obtain such building permits, Lessor shall notify Lessee in writing, and shall arrange for the Plans to be revised to satisfy the building permit requirements. Lessor shall have no obligation to apply for any zoning, parking or sign code amendments, approvals, permits or variances, or any other governmental approval, permit or action (except normal building permits as described above).

(f) Changes After Plans Are Approved. If Lessee desires any changes, alterations, or additions to the Plans after they have been approved, Lessee shall submit a detailed written request or revised Plans (the “Change Order”) to Lessor for approval. If reasonable, practicable and generally consistent with the Plans theretofore approved, Lessor shall not unreasonably withhold approval. In the event that a bid for the Tenant Improvements has already been accepted at the time such Change Order is approved, then upon Lessor’s approval thereof, Lessor shall require the contractor to identify the additional costs resulting from such Change Order, and Lessor shall notify Lessee of such cost in writing. In such event, such Change Order shall not be effective unless Lessee approves the cost of such Change Order in writing.

IV. Cost of the Work, Allowance and Lessee’s Contribution.

(a) Intentionally Deleted.

(b) Cost of the Work. The entire cost to design and construct the Tenant Improvements (the “Cost of the Work”) shall include all third-party costs necessary for the completion of the Tenant Improvements and authorized pursuant to the terms of this Work Letter or the Lease, including without limitation: (1) construction of the Tenant Improvements, including, without limitation, costs of labor, hardware, equipment and materials, contractors’ charges for overhead and fees, so-called “general conditions” (including rubbish removal, utilities, hoisting, field supervision, building permits, occupancy certificates, inspection fees, utility connections, bonds, insurance, sales taxes, and the like), and all costs associated with obtaining the building permits, including reports required by the City of Austin as a pre-requisite to obtaining the necessary building permits, and (2) the Plans, including, without limitation the costs of Lessee’s architect,                    , and all revisions to the Plans, and engineering reports, or other studies, reports or tests, air balancing or related work in connection therewith. ‘‘Tenant Improvements” herein means: (i) the improvements and items of work shown on the final Plans approved by Lessor and Lessee (including changes thereto), and (ii) any demolition, removal, preparation or other work required in connection therewith, including without limitation, structural or mechanical work,                                                                               , or modifications to any building, mechanical, electrical, Plumbing or other systems and equipmant or relocation of any existing                     , either within or outside the Premises required as a result of the layout, design, or construction of the work to be performed within the Premises or in order to extend any mechanical distribution, fire protection or other systems from existing points of distribution or connection, accessibility compliance, or in order to obtain building permits or certificates of occupancy for the work to be performed within the Premises. Notwithstanding anything to the contrary contained herein or in the Lease, Tenant Improvements shall not include seal coating and restriping the Building B Parking Spaces, work required to bring the Building B Parking Spaces into good working order and condition and/or into compliance with applicable laws, including without limitation accessibility laws, any asbestos reports or remediation of asbestos or any other hazardous materials existing in the Premises or any other work which, pursuant to the express terms of the Lease, is required to be completed at Lessor’s sole cost and expense.

(c) Allowance; Lessee Contribution; Additional Allowance; Construction Account. As of February 6, 2009, based on the preliminary drawings and discussions between Lessor and Lessee, the parties have estimated Cost of the Work to be approximately $1,217,810. Lessor and Lessee acknowledge that this amount is just an estimate and will change once the Plans have been completed and approved by Lessor and Lessee, and Lessor has obtained bids acceptable to Lessee.

1.	Lessor is responsible for the first $500,000 of the Cost of the Work (the “Allowance”).

2.	Lessee is responsible for up to the next $400,000 of the Cost of the Work, if the Cost of the Work exceeds $500,000 (the “Lessee’s Contribution”).

3.	Lessor is responsible for up to the next $300,000 of the Cost of the Work, if the Cost of the Work exceeds $900,000 (the ,“Additional Allowance”). The Additional Allowance will be recovered by Lessor as TI Rent as set forth in Section 5.2 of the Lease.

4.	If the Cost of the Work is in excess of $1,200,000, Lessee acknowledges that, except as provided in the immediately following sentence, Lessee is solely responsible for the entire Cost of the Work in excess of $1,200,000 (“Lessee’s Additional Contribution”). In the event that the Cost of the Work exceeds $1,200,000, the parties agree that any costs included in the Cost of the Work and attributable to bringing the Premises into compliance with applicable laws, including without limitation any accessibility requirements (“Legal Compliance Costs”), shall be paid 50% by Lessee and 50% by Lessor.

Upon the approval by Lessor and Lessee of the bids and construction contracts for the Tenant Improvements, Lessor shall create a construction account with a bank or financial institution selected by Lessor (the “Construction Account”).

(d) Funding the Cost of the Work

Estimated Cost of the Work	Funds Provided

Up to $500,000	Allowance fully funded by Lessor

$500,001 to $900,000	Allowance by Lessor ($500,000)
Lessee’s Contribution (up to $400,000)

$900,001 to $1,200,000	Allowance by Lessor ($500,000)
Lessee’s Contribution ($400,000)
Additional Allowance by Lessor (up to $300,000)

More than $1,200,000	Allowance by Lessor ($500,000)
Lessee’s Contribution ($400,000)
Additional Allowance by Lessor (up to $300,000)
Lessee’s Additional Contribution (excess, subject to 50% contribution from Lessor for Legal Compliance
Costs

Within five (5) days after Lessee notifies Lessor in writing that Lessee has approved the bids for the Tenant Improvements and agreed on the estimated Cost of the Work (the “Funding Period”), Lessee shall deliver to Lessor Lessee’s Contribution and, if applicable, Lessee’s Additional Contribution. Lessor shall deposit the Allowance and, if applicable, the Additional Allowance into the Construction Account, and shall also deposit all funds provided by Lessee into the Construction Account. If, after final completion of the Tenant Improvements, the actual amount of Cost of the Work exceeds both (i) $1,200,000, and (ii) the estimated amount of the Cost of the Work, then Lessee shall pay the difference to Lessor (subject to Lessor’s obligation to contribute 50% of Legal Compliance Costs) within fifteen (15) days after Lessor delivers to Lessee a detailed itemization of the total Cost of the Work, together with supporting invoices. If, after final completion of Tenant Improvements, the actual Cost of the Work is more than $900,000 but less than $1,200,000, Lessor shall notify Lessee in writing of the total Cost of the Work and the actual amount of the Additional Allowance for purposes of calculating the TI Rent. If, after final completion of Tenant Improvements, the actual Cost of the Work is less than $900,000, then Lessor shall promptly refund any unused portion of the Lessee’s Contribution and, if applicable, Lessee’s Additional Contribution, to Lessee from the Construction Account as soon as practicable.

(e) Weekly Meetings; Bank Statements and Records. Lessor and Lessee shall attend weekly status meetings to review the status of the Tenant Improvements and a ledger showing a running total of the Cost of the Work. Lessor agrees to provide copies of all invoices, bank statements (monthly) for the Construction Account, lien waivers and cancelled checks and all invoices, with appropriate supporting information, related to the construction of the Tenant Improvements at such meetings.

(f) Lessee’s Evidence of Financial Commitment. At time of the execution of this Lease, Lessee shall provide to Lessor a letter from Lessee’s bank or other evidence reasonably acceptable to Lessor confirming Lessee’s ability to fund Lessee’s Contribution.

V. Construction.

(a) Lessor to Arrange Work. Provided Lessee is not in violation of the Lease (including this exhibit) beyond applicable cure periods, Lessor shall use reasonable efforts to cause Lessor’s contractor to achieve Substantial Completion of Tenant Improvements as soon as is reasonably practicable, but in any event by November 15, 2009, subject to force majeure. Lessor reserves the right to substitute comparable or better materials and items for those shown in the Plans, so long as they do not materially and adversely affect the appearance, use or operation of the Premises or increase the Cost of the Work or delay Substantial Completion in any material respect.

(b) Substantial Completion and Walk-Through. “Substantial Completion” of the Tenant Improvements shall mean the sufficient completion of Tenant Improvements in accordance with the approved Plans to allow Lessee to use the Premises for the permitted uses and the issuance of any certificate of occupancy required by applicable governmental authorities for the occupancy of the Premises. When Lessor notifies Lessee that Substantial Completion of Tenant Improvements has been achieved, Lessor shall provide a list of the portions of the Tenant Improvements which, notwithstanding such Substantial Completion, have not been completed, and Lessor and Lessee shall perform a joint walk-through inspection in order for Lessee to identify any additional necessary final completion or other “punchlist” items. Neither party shall unreasonably withhold approval concerning such items. If Lessee fails to participate in a walk-through as provided above, or otherwise fails to object to Lessor’s notice of Substantial Completion in writing within five (5) business days thereafter specifying in detail the items of work needed to be performed to achieve Substantial Completion, Lessee shall be deemed conclusively to have agreed that Substantial Completion of Tenant Improvements has occurred on the date provided in Lessor’s notice. If there is any dispute as to whether Substantial Completion of Tenant Improvements has occurred, Lessor may request a good faith decision by the Architect which shall be final and binding on the parties.

(c) Final Completion. Substantial Completion shall not prejudice Lessee’s rights to require full completion of any remaining items of Tenant Improvements, which Lessor shall cause to be completed as soon after Substantial Completion as is reasonably practicable, but in no event later than thirty (30) days after Substantial Completion has occurred, subject to force majeure; provided, however, if any such punchlist item is not reasonably capable of being completed within thirty (30) days after Substantial Completion, Lessor shall not be in default of its obligation to complete such punchlist items within thirty (30) days after Substantial Completion as long as Lessor has commenced to correct such items within such thirty (30) day period and diligently, and in good faith, pursues completion of such items in a timely manner. If Lessor notifies Lessee in writing that the Tenant Improvements are fully completed, and Lessee fails to object thereto in writing within ten (10) business days thereafter specifying in detail the items of work needed to be completed and the nature of work needed to complete such items, Lessee shall be deemed conclusively to have accepted Tenant Improvements as fully completed (or such portions thereof as to which Lessee has not so objected). If Lessee timely notifies Lessor in writing that it objects to specific items of the Tenant Improvements not being fully complete, Lessor shall withhold a reasonable amount necessary to cause the applicable contractor to fully complete such incomplete items, and Lessor shall timely cause such incomplete items to be fully completed, but Lessor shall otherwise have the right to pay all contractors all remaining amounts due under the construction contracts for the completion of the Tenant Improvements upon the expiration of the 10-business day period described above. Lessor shall withhold the final payment for the incomplete items until such time as Lessee has reasonably agreed to Lessor’s determination that the Tenant Improvements have been finally completed, provided that Lessee shall be deemed to have agreed with Lessor’s determination if Lessee does not object thereto with such 10 business day period. Lessor shall assign all warranties for the Tenant Improvements to Lessee upon final completion thereof.

(d) Lessor’s Role. The parties acknowledge that neither Lessor nor its managing agent is an architect or engineer, and that the Tenant Improvements will be designed and constructed by independent architects, engineers and contractors. Lessor does not guarantee that the Plans or Tenant Improvements will be free from errors, omissions or defects, and shall have no liability therefor.

VI. Lessee’s Contractors. If Lessee should desire to enter the Premises or authorize its contractors or consultants to do so prior to the Commencement Date of the Lease, to install cabling, equipment, furniture or fixtures, Lessor shall permit such entry, and shall cause its contractor(s) to reasonably cooperate with such entry, provided that:

(a) Lessee and its contractors and consultants who may enter the Premises (collectively, “Lessee’s Contractors”) work in harmony with and do not unreasonably disturb or interfere with Lessor’s architects, engineers, contractors, workmen, mechanics or other agents or independent contractors in the performance of their work (collectively, “Lessor’s Contractors”), it being understood and agreed that if Lessee or any of Lessee’s Contractors does unreasonably disturb or interfere with Lessor or any of Lessor’s Contractors, then Lessor may, with notice, refuse admittance to Lessee or Lessee’s Contractors causing such disturbance or interference; and

(b) Lessee has provided Lessor proof of the insurance Lessee is required to carry under this Lease, and Lessee’s Contractors have provided Lessor sufficient evidence that each is covered under such worker’s compensation, general liability, automobile liability and property damage insurance as Lessor may reasonably request for its protection.

Lessor shall not be liable for any injury, loss or damage to any of Lessee’s installations made prior to the Commencement Date and not installed by Lessor. Lessee shall defend, indemnify and hold harmless Lessor and Lessor’s Contractors from and against any and all costs, expenses (including reasonable attorney’s fees), claims, liabilities and causes of action arising out of or in connection with work performed in the Premises by or on behalf of Lessee (but excluding work performed by Lessor or Lessor’s Contractors). Lessor is not responsible for improvements, cabling, equipment, cabinets or fixtures not installed by Lessor.

EXHIBIT C-1

ACCEPTANCE OF PREMISES MEMORANDUM

This Acceptance of Premises Memorandum is being executed pursuant to that certain Lease Agreement (the “Lease”) dated MARCH 2, 2009, between 1300 East Anderson Lane, Ltd., a Texas limited partnership (“Lessor”) and On-X Life Technologies, Inc., a Delaware corporation (“Lessee”), pursuant to which Lessor leased to Lessee and Lessee leased from Lessor Building B in 1300 East Anderson Lane Business Park (the “Premises”). Lessor and Lessee hereby agree that:

1.	Except for latent defects and the punch list items shown on the attached Punch List (the “Punch List Items”), Lessor has fully completed the construction of the Tenant Improvements.

2.	Lessee hereby accepts delivery of the Premises and acknowledges that the Premises are tenantable. Lessee further acknowledges that Lessor has no further obligation for construction (except with respect to Punch List Items) and that Building B, the Premises and Tenant Improvements are satisfactory in all respects, except for the Punch List Items, and are suitable for the Lessee’s permitted uses. Lessee acknowledges that Lessee has inspected the Premises and subject to completion of the Punch List Items and latent defects, Lessee hereby accepts the Premises for all purposes.

3.	The Commencement Date of the Lease is «CommencementDate» , .

4.	The expiration date of the initial Lease Term is , .

5.	All capitalized terms not defined herein shall have the respective meanings assigned to them in the Lease.

6.	The monthly amount of TI Rent, calculated in accordance with the amortization schedule attached hereto as Schedule 1, is $ .

Agreed and executed this              day of                     , 200    .

LESSOR:

1300 East Anderson Lane, Ltd., a Texas limited partnership

By:	JDB Real Properties, Inc., a Texas
corporation, its General Partner

By:
Darline Boultinghouse
Vice President

LESSEE:

On-X Life Technologies, Inc., a Delaware corporation

By:
Name:
Title:

[Attach Amortization Schedule as Schedule 1]

EXHIBIT D

List of Equipment Approved for Outside Storage

EXHIBIT E

List of Tenant’s Approved Hazardous Materials Stored on the Premises

[redacted]

[redacted]

[redacted]

[redacted]

[redacted]

EXHIBIT F

LESSEE’S INSURANCE

1.	Specific Requirements.

INSURANCE	COVERAGES	OTHER REQUIREMENTS
Worker’s Compensation	Statutory Limits	1. No “alternative” forms of coverage permitted.

Employer’s Liability	$1,000,000 each accident for bodily injury by accident
$1,000,000 each employee for bodily injury by disease

Commercial General Liability (Occurrence Basis)	$1,000,000 per occurrence $2,000,000 general aggregate $1,000,000 personal and advertising injury limit $50,000 damage to premises rented to you limit $5,000 medical expense limit	1. ISO form CG 0001 0798, or equivalent. 2. The contractual liability exclusion with respect to personal injury will be deleted.

Business Automobile Liability (Occurrence Basis)	$1,000,000 combined single limit	1. ISO form CA 0001 1001 or equivalent. 2. Includes liability arising out of operation of owned, hired and non-owned vehicles.

Umbrella Liability Insurance (Occurrence Basis)	$2,000,000

1. Written on an umbrella basis in excess over and no less broad than the liability coverages referenced above.

2. Inception and expiration dates will be the same as commercial general liability insurance.

3. Coverage must “drop down” for exhausted aggregate limits under the liability coverages referenced above.

4. Coverage must “drop down” for exhausted aggregate limits under commercial general liability insurance.

Causes of Loss-Special Form (formerly “all risk”) Property Insurance	100% replacement cost, as modified below, of all of Lessee’s furniture, fixtures and equipment	1. ISO form CP 1030, or equivalent. 2. Contain only standard printed exclusions. 3. Waiver of subrogation in favor of Landlord Parties. 4. Equipment floater to cover Lessee’s equipment.

Business Income and Extra Expense Coverage	No less than 9 months of income and ongoing expenses.	1. Waiver of subrogation in favor of Landlord Parties. 2. Endorsement to cover losses arising from interruption of utilities outside the Premises.

2.	General Insurance Requirements.

(a)	Policies. All policies must:

(i) Be issued by carriers having a Best’s Rating of A or better, and a Best’s Financial Size Category of VIII, or better, and/or Standard & Poor Insurance Solvency Review A-, or better, and admitted to engage in the business of insurance in the State in which the Building is located;

(ii) Be endorsed to be primary with the policies of LESSOR being excess, secondary and noncontributing;

(iii) Be endorsed to provide a waiver of subrogation in favor of LESSOR;

(iv) With respect to all liability policies except workers’ compensation/employer’s liability, be endorsed to include LESSOR as “additional insureds” (The additional insured status under the commercial general liability policy will be provided on ISO form CG 2026 1185); and

(v) Contain a provision for 30 days’ prior written notice by insurance carrier to LESSOR required for cancellation, non-renewal, or substantial modification.

(b)	Limits, Deductibles and Retentions.

(i) Except as expressly provided above, no deductible or self-insured retention in excess of $10,000 without the prior written approval of LESSOR.

(ii) No policy may include an endorsement restricting, limiting or excluding coverage in any manner without the prior written approval of LESSOR.

(c)	Forms

(i) If the forms of policies, endorsements, certificates, or evidence of insurance required by this Exhibit “C” are superseded or discontinued, LESSOR will have the right to require other equivalent forms; and

(ii) Any policy or endorsement form other than a form specified in this Exhibit “C” must be approved in advance by LESSOR.

(d)	Evidence of Insurance. Insurance must be evidenced as follows:

(i) ACORD Form 25 Certificates of Liability Insurance for liability coverages;

(ii) ACORD Form 27 Evidence of Property Insurance for property coverages;

(iii) Evidence to be delivered to LESSOR prior to commencing operations at the Property and at least 30 days prior to the expiration of current policies; and

(iv) ACORD forms must

(A)	Show the LESSOR as a certificate holder (with LESSOR’s mailing address);

(B)	Show LESSEE as the “Named Insured;”

(C)	Show the insurance companies producing each coverage and the policy number and policy date of each coverage;

(D)	Name the producer of the certificate (with correct address and telephone number) and have the signature of the authorized representative of the producer;

(E)	Specify the additional insured status and/or waivers of subrogation;

(F)	State the amounts of all deductibles and self-insured retentions;

(G)	Show the primary status and aggregate limit per project where required;

(H)	Be accompanied by copies of all required endorsements; and

(I)	The phrases “endeavor to” and “but failure to mail such notice will impose no obligation or liability of any kind upon Company, its agents or representatives” must be deleted from the cancellation provision of the ACORD 25 certificate and the following express provision added: “This is to certify that the policies of insurance described herein have been issued to the Insured for whom this certificate is executed and are in force at this time. In the event of cancellation, non-renewal, or material reduction in coverage affecting the certificate holder, 30 days’ prior written notice will be given to the certificate holder by certified mail or registered mail, return receipt requested.”

(e) Copies of Policies. LESSEE will provide to LESSOR a complete copy of any or all insurance policies or endorsements required by this Lease.

EXHIBIT G

ESTOPPEL CERTIFICATE

Re:	Lease between 1300 East Anderson Lane, Ltd., a Texas limited partnership (“Lessor”) and On-X Life Technologies, Inc., a Delaware corporation (“Lessee”) dated March 2, 2009, with respect to the Building B, 1300 East Anderson Lane Business Park, Austin, Travis County, Texas (the “Premises”)

Gentlemen:

We, the undersigned Lessee, under the Lease described above (the “Lease”), certify to                      (“Beneficiary”) and its successors and assigns, the following:

1. Attached hereto as Exhibit “A” is a true, correct, and complete copy of the Lease, including all amendments, exhibits, and addenda thereto.

2. There has not been a cancellation, modification, assignment, renewal, extension, or amendment to the Lease, except the following (true and correct copies of all of which are attached hereto and initialed by Lessee):                                                                                                                                                                                                                                                              .

3. All of the current Basic Rent (in the amount of $                     ,(Additional Rent (in the amount of $                    ), and TI Rent (in the amount of $                     ) provided in the Lease had been paid through                     , 20    . A Security Deposit in the amount of $                     has been paid to Lessor.

4. Other than the Lease and any cancellation, modification, assignment, renewal extension, or amendment to the Lease identified above, there are no other agreements, written or oral, between Lessor and Lessee regarding the Premises or Lessee’s obligation to pay rentals under the Lease, and Lessee does not claim a right to any concessions, free rent, or rental abatement other than as set forth in the Lease, except as follows:                                                                                                                                                        .

5. Lessee currently pays for all utilities used in the Premises.

6. The Lease commenced on                     , 2009, and the rent commenced on                     , 200     . The Lease terminates on                     , 20    , and the Lessee is not entitled to any renewal options except two (2) options to renew the Lease for a period of five (5) years each.

7. Except as otherwise stated herein, the interest of Lessee in the Lease has not been assigned or encumbered, and no part of the Premises has been sublet. Lessee is not aware of any defaults of Lessor under the Lease as of the date of Lessee’s execution hereof.

8. The Lease is in full force and effect and Lessee is not aware of any presently existing claims against Lessor or any offsets against rent due under the Lease. There are currently no (i) known defaults of Lessor or Lessee under the Lease, (ii) existing circumstances which with the passage of time, or notice or both, would give rise to a default by Lessor or Lessee under the Lease, (iii) existing rights to abate, reduce or offset sums against the rent or terminate this Lease because of any other condition, or (iv) existing circumstances which with the passage of time, or notice, or both, would give rise to a right to abate, reduce or offset sums against rent or terminate the Lease.

9. The Premises have been completed and accepted and are in conformity with the terms of the Lease.

10. The Lessee has not filed a petition in bankruptcy that has not been dismissed as of the date hereof, has not been subject to an involuntary petition in bankruptcy which has not been dismissed, has not made an assignment for the benefit of any creditor(s), or has not been adjudged to be bankrupt or insolvent by a court of competent jurisdiction.

11. The undersigned has all requisite authority to execute this Estoppel Certificate on behalf of Lessee. The undersigned acknowledges that Beneficiary has requested the information contained herein for purposes of confirming and clarifying certain provisions of the Lease and is relying (and will rely) on the truth and accuracy of the representations made herein and upon the authority of the undersigned to execute this Estoppel Certificate on behalf of Lessee.

On-X Life Technologies, Inc., a Delaware corporation

By:
Name:
Title:
Date: ________, 20__

ADDENDUM #1

BASIC RENTAL ADJUSTMENT SCHEDULE

BASED ON APPROXIMATELY              RSF

SCHEDULE “A”

MONTHS	RATE PER SF/YR	MONTHLY BASE RENT
1 - 5
6 - 15
16 - 65
66 - 125

ADDENDUM #2

NOTICE OF INTENT

Intentionally Deleted

ADDENDUM #3

RENEWAL OPTION

At the end of original Lease Term, Lessee, but not any sublessee, will have up to two (2) options to renew the Lease as to all of the Premises (or, if the Premises consists of more than one building in the Business Park, a portion of the Premises, provided that such renewal cannot be exercised for less than all of Building B or all of the portion of the Premises located in any other building in the Business Park) for a period of Five (5) Years each (each hereinafter referred to as a “Renewal Term”); provided that as a condition to each such Renewal Term, Lessee must deliver to Lessor written notice of Lessee’s exercise of such right of renewal at least 270 days, but no more than one year, prior to the end of the then-current Lease Term or Renewal Term. Each Renewal Term shall be on the same terms and conditions as are set forth in this Lease, except the Basic Rent for each Renewal Term will be at the then determined Fair Market Rental Rate determined as set forth below. Lessee shall not have such right of renewal if Lessee is in default beyond any applicable cure period allowed by the Lease, either at the time of such notice of renewal or at the end of the Lease Term. Except as provided below when, Lessee timely exercises its option, Lessee will definitely be committed to lease the Premises for the Renewal Term, with Basic Rent being the Fair Market Rental Rate determined as set forth below.

Fair Market Rental Rate. As used in this Addendum, the term ‘‘Fair Market Rental Rate” shall mean the annual rental rate per square foot of rentable area then being charged as Basic Rent in arm’s length, bona fide negotiations for comparable buildings of similar quality, size, location, age and use in the Austin, Texas market, for space comparable to the space for which the Fair Market Rental Rate is being determined (taking into consideration use, location, floor level within the applicable building, extent of leasehold improvements existing, remodeling credits or allowances granted, quality, age and location of the applicable building, rental concessions {such as abatements or lease assumptions}, the provision of free or paid unassigned parking, the time the particular rate under consideration became effective, size of tenant, creditworthiness of tenant, the then current operating expenses, relative services provided, and any other relevant factors). LESSOR shall advise LESSEE in writing of the Fair Market Rental Rate proposed by LESSOR in good faith within thirty (30) days after LESSEE has delivered its written notice to LESSOR exercising the renewal option (or such other option as may be described in other exhibits or addendums to this Lease, as applicable). LESSEE shall elect, within thirty (30) days thereafter, in a writing delivered to LESSOR to either (i) accept LESSOR’s determination of the Fair Market Rental Rate (in which case the option so exercised shall be deemed unconditionally exercised for the applicable term at such rate), (ii) reject LESSOR’s determination of the Fair Market Rental Rate and retract its exercise of the renewal option, or (iii) reject LESSOR’s determination of the Fair Market Rental Rate and elect to negotiate with LESSOR for up to an additional ten (10) day period in order to reach agreement on the Fair Market Rental Rate. If LESSEE fails to deliver a written election to LESSOR within such thirty (30) day period, LESSEE shall be deemed to have elected (iii). If LESSEE elects or is deemed to have elected (iii), then LESSOR and LESSEE shall place in a separate sealed envelope such party’s final proposal as to the Fair Market Rental Rate, and shall meet with each other within five (5) business days after LESSEE elects, or is deemed to have elected, (iii) above, whereupon each party shall exchange the sealed envelopes and open such envelopes in each other’s presence, and each party’s proposed Fair Market Rental Rate shall be recorded. LESSOR and LESSEE shall negotiate in good faith for an additional period of up to ten (10) days in order to reach agreement on the Fair Market Rental Rate. At any time within such additional ten (10) day period, LESSEE may elect, by delivering written notice to LESSOR, to proceed with the arbitration process described below to determine the Fair Market Rental Rate with respect to the Premises (or such other space, as applicable). If, at the end of this additional ten (10) day period, LESSEE and LESSOR have not agreed on the Fair Market Rental Rate and LESSEE has not elected to proceed with the arbitration process described below, then LESSEE shall be deemed to have retracted its exercise of the Renewal Option.

Within ten (10) days after LESSOR’s receipt of LESSEE’s notice invoking an arbitration proceeding, LESSOR and LESSEE shall each nominate and appoint a Qualified Broker to determine the Fair Market Rental Rate for the Leased Premises (or such other space, as applicable). Neither LESSOR nor LESSEE shall consult with such Qualified Broker as to his or her opinion as to Fair Market Rental Rate prior to the appointment. The determination of the Qualified Brokers shall be limited solely to the issue of whether LESSOR’s or LESSEE’s submitted Fair Market Rental Rate for the Leased Premises (or such other space) is the closest to the actual Fair Market Rental Rate for the Leased Premises (or such other space) as determined by the Qualified Broker, taking into account the requirements hereof. The two (2) Qualified Brokers shall afford to LESSOR and LESSEE the right, which right shall expire five (5) business days following the appointment of the second of the two (2) Qualified Brokers, to submit (with a copy to the other party hereto) any market data and additional information that such party deems relevant to the determination of the Fair Market Rental Rate (the “FMRR Data”), and each party may submit to each Qualified Broker in writing one (1) reply to the other party’s FMRR Data within five (5) business days after receipt of the FMRR Data. The Qualified Brokers shall, with all possible speed, make their respective determinations and deliver a written report thereof to LESSOR and LESSEE within thirty (30) days after their appointment. Such Qualified Brokers may hold such hearings and require such briefs as the Qualified Broker, in his or her sole discretion, determines is necessary. In the event that the two Qualified Brokers are unable to agree on either the LESSOR’s or the LESSEE’s proposal within such thirty (30) day period, then the two (2) Qualified Brokers shall within ten (10) days after both of such Qualified Brokers have submitted their written reports to LESSOR and LESSEE select by mutual agreement a third (3rd) Qualified Broker and give written notice of such appointment to LESSOR and LESSEE. If the two (2) Qualified Brokers fail to agree upon the third Qualified Broker within said ten (10) day period, a third (3rd) Qualified Broker shall be selected by mutual agreement of LESSOR and LESSEE within a further period of ten (10) days, failing which, either LESSOR or LESSEE may elect to have the third (3rd) Qualified Broker appointed by the President of the Austin Chapter of the American Arbitration Association or its successor organization. The third (3rd) Qualified Broker shall be instructed to fairly and impartially determine whether the LESSOR’s or the LESSEE’s proposal is the closest to the actual Fair Market Rental Rate for the Leased Premises, taking into account the requirements hereof, and the determination so selected, which shall be due no later than fifteen (15) days following his or her appointment, shall be binding upon LESSOR and LESSEE and shall be the Fair Market Rental Rate for purposes of the Premises. LESSOR and LESSEE shall pay the fees and expenses of the Qualified Broker it appoints, and the fees and expenses of the third (3rd) Qualified Broker shall be divided equally between LESSOR and LESSEE. If any Qualified Broker appointed as aforesaid shall thereafter become unable or unwilling to act, such Qualified Broker’s successor shall be appointed in the same manner as provided in this Section for the appointment of that Qualified Broker.

The parties understand, stipulate and agree that there will be no compromise, modification or averaging of the LESSOR’s and LESSEE’s proposals for the Fair Market Rental Rate, and the Qualified Brokers must select one or the other, and that the proposed Fair Market Rental Rate selected by the foregoing arbitration procedure shall be final, binding, conclusive and effective on LESSOR and LESSEE for purposes under this Lease, and same shall not be subject to judicial review, mediation or any other legal proceeding.

ADDENDUM #4

RULES AND REGULATIONS

1.	The sidewalk, entries, and driveways of the Business Park shall not be obstructed by Lessee, or its agents, or used by them for any purpose other than ingress and egress to and from the Premises.

2.	Other than in Lessee’s covered break area, Lessee’s dumpster receptacle, and any equipment and areas identified in Lessee’s original build out or otherwise permitted, under the Lease, Lessee shall not place any objects, including antennas, outdoor furniture, etc., in the parking areas, landscaped areas or other areas outside of its Premises, or on the roof of the Business Park.

3.	Except for seeing-eye dogs, no animals shall be allowed in the offices, halls, or corridors in the Business Park.

4.	Lessee shall not disturb the occupants of the Business Park or adjoining buildings by the use of any radio or musical instrument or by the making of loud or improper noises, due consideration given to the uses being made of the Premises and the Building Park, provided that the Sly dust collector which is presently located behind Building D, but which shall be moved to Building B, shall not be deemed to violate this rule, provided such Sly dust collector is located in a location reasonably acceptable to Lessor.

5.	If Lessee desires telegraphic, telephonic or other electric connections in the Premises, Lessor or its agent will direct the electrician as to where and how the wires may be introduced; and, without such direction, no boring or cutting of wires will be permitted. Any such installation or connection shall be made at Lessee’s expense.

6.	Parking any type of recreational vehicles is specifically prohibited on or about the Business Park. Except for the overnight parking of operative vehicles, no vehicle of any type shall be stored in the parking areas at any time. In the event that a vehicle is disabled, it shall be removed within 48 hours. There shall be no “For Sale” or other advertising signs on or about any parked vehicle. All vehicles shall be parked in the designated parking areas in conformity with all signs and other markings.

7.	Lessee shall maintain the Premises free from rodents, insects and other pests.

8.	Lessor reserves the right to exclude or expel from the Business Park any person who, in the judgment of Lessor, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of the Rules and Regulations of the Business Park.

9.	Lessee shall not cause any unnecessary labor by reason of Lessee’s carelessness or indifference in the preservation of good order and cleanliness. Lessor shall not be responsible to Lessee for any loss of property on the Premises, however occurring, or for any damage done to the effects of Lessee by the janitors or any other employee or person.

10.	Lessee shall give Lessor prompt notice of any defects in the water, lawn sprinkler, sewage, gas pipes, electrical lights and fixtures, heating apparatus, or any other service equipment affecting the Premises.

11.	Except as otherwise provided herein or in the Lease, Lessee shall not permit storage outside the Premises, including without limitation, outside storage of trucks and other vehicles, or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.

12.	All moveable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas, if any, provided for that purpose.

13.	No auction, public or private, will be permitted on the Premises or the Business Park.

14.	No awnings shall be placed over the windows in the Premises except with the prior written consent of Lessor.

15.	The Premises shall not be used for lodging, sleeping or cooking or for any immoral or illegal purposes or for any purpose other than that specified in the Lease. No gaming devices shall be operated in the Premises.

16.	Lessee assumes full responsibility for protecting the Premises from theft, robbery and pilferage.

17.	Lessee shall not install or operate on the Premises any machinery or mechanical devices of a nature not directly related to Lessee’s ordinary use of the Premises and shall keep all such machinery free of unreasonable vibration, noise and air waves which may be transmitted beyond the Premises except as otherwise provided herein or in the Lease.

ADDENDUM #5

SIGN SPECIFICATIONS

Per Paragraph 10, Signage at your Business Park is subject to restrictions as noted below. This is controlled to maintain a consistent overall visual appeal of the building. Except as otherwise provided, all signage at the Premises shall conform with the specifications set forth below.

I. INTRODUCTION

The intent of this sign criterion is to establish and maintain guidelines consistent with the signage polices of the Lessor and the City or County as appropriate. Further, the purpose is to assure a standard conformance for the design, size, fabrication techniques, and materials for signage for the Business Park and for Lessee identification.

II.	GENERAL REQUIREMENTS

A.	Intentionally deleted.

B.	Each Lessee sign shall be designed, fabricated and installed in accordance with this sign criterion and consistent with the Sign Code of the City or County as amended from time to time by the governing authority.

C.	Lessor’s written approval of Design Drawings, and Working Shop Drawings is required prior to the commencement of Lessee construction.

D.	Sign permits must be obtained from the City or County prior to installations of signage.

E.	Signs installed without written approval of the Lessor or the appropriate city permit may be subject to removal and proper reinstallation at Lessee’s expense. Damage may be assessed to cover costs of repairs to sign band or removal of signage resulting from unapproved installations.

F.	Lessee and his sign contractor shall repair any damage caused during installation of signage.

G.	No labels shall be permitted on the exposed surface of signs, except those required by local ordinance. Those required must be installed in an inconspicuous location.

H.	Flashing, strobing, moving or audible signs are not permitted.

I.	No window signs with the exception of suite numbers are permitted without the express approval of Lessor.
J.	No portable signs are to be displayed on site.

K.	No secondary exterior signs are to be placed on building wall elevations.

L.	No freestanding and/or pylon type exterior signs will be permitted without Lessor’s prior approval.

III.	LESSEE RESPONSIBILITIES

Each Lessee shall, at its own expense, provide and maintain its own identification sign in accordance with specifications noted herein.

IV.	LESSEE SIGN SUBMISSIONS

A.	Lessee’s sign contractors shall submit all Working Shop Drawings to the Lessor or his appointed representative for approval. Allow a minimum of ten working days, or two weeks, for Lessor’s review and approval.

B.	All submissions to include two (2) blue line prints. An approved copy will be returned.

C.	Shop Drawings must include:

1.	Full and complete dimensions

2.	Letter style, face (color, material and thickness), returns (color, material and thickness).

V.	APPROVALS

No sign shall be installed without first securing the necessary permits from the appropriate governing jurisdiction. Artwork and sign location are to be approved in writing by the Lessor or their appointed representative prior to installation.

Lessor reserves the right to reject any sign that does not comply with the intent and spirit of this sign criterion.

ADDENDUM FIX #6

HVAC MAINTENANCE CONTRACT

Per Paragraph 15, “Maintenance by Lessee” is revised to include the following:

a) Lessee agrees to enter into and maintain through the term of the lease, a regularly scheduled preventative maintenance/service contract for servicing all hot water, heating, and air-conditioning systems and equipment within the premises. The Lessor requires a qualified HVAC contractor perform this work. A copy of the Maintenance Agreement/Service Contract between Lessee and HVAC contractor must be provided to Lessor upon occupancy of the leased premises.

The service contract must become effective within thirty (30) days of occupancy, and service visits should be performed on a semi-annual basis. We suggest that you send the following list to a qualified HVAC contractor to be assured that these items are included in the maintenance contract:

1.	Adjust belt tension;

2.	Lubricate all moving parts, as necessary;

3.	Inspect and adjust all temperature and safety controls;

4.	Check refrigeration system for leaks and operation;

5.	Check refrigeration system for moisture;

6.	Inspect compressor oil level and crank case heaters;

7.	Check head pressure, suction pressure and oil pressure;

8.	Inspect air filters and replace when necessary (unless Lessee elects to do so);

9.	Check condensate drains and drain pans and clean, if necessary;

10.	Inspect and adjust valves;

11.	Check and adjust dampers;

12.	Run machine through complete cycle;

Prior to the Commencement Date, Lessor, as part of the Tenant Improvements, agrees to have all HVAC systems serving the Premises in working order and condition (with any replacements being made, as necessary, including without limitation any units which have outlived their useful operating life), and to have all HVAC systems and equipment for the Premises inspected by a certified service contractor. A written report from the inspector certifying the condition of such systems as of the Commencement Date and a description of all such completed work shall be provided to Lessee on or before the Commencement Date. Notwithstanding anything to the contrary contained herein, Lessor shall be responsible for all replacements of the HVAC system or any portion thereof required during the initial twelve (12) months of the Lease Term, as set forth in the Lease.

ADDENDUM #7

MOVE-OUT CONDITIONS

Lessor expects to receive the space in a well-maintained condition, with normal wear and tear, casualty and condemnation excepted. The following list is designed to assist you in the move-out procedures but is not intended to be all-inclusive. Lessee’s obligations to repair, replace or remove any conditions described below shall only apply to such conditions as are caused by Lessee or occur during the Term of the Lease, and Lessee shall not be obligated to deliver the Premises back to Lessor in a condition better than as it existed on the Commencement Date, ordinary wear and tear, casualty and condemnation excepted. In the event of a conflict between the terms of the Lease and the terms of this Addendum, the terms of the Lease shall prevail.

1.	All lighting is to be placed into good working order. This includes replacement of bulbs, ballasts, and lenses as needed.

2.	All truck doors and dock levelers should be serviced and placed in good operating order. This would include the necessary replacement of any dented truck door panels and adjustment of door tension to insure proper operation. All door panels, which are replaced, need to be painted to match the building standard.

3.	All structural steel columns in the warehouse and office should be inspected for damage. Repairs of this nature should be pre-approved by the Lessor prior to implementation.

4.	Heating/air-conditioning systems should be placed in good working order, including the necessary replacement of any parts to return the unit to a well-maintained condition. This includes warehouse heaters and exhaust fans. Upon move-out, Lessee shall provide an exit inspection performed by a certified mechanical contractor to determine the condition.

5.	All holes in the sheet rock walls should be repaired prior to move-out.

6.	The carpets and vinyl tiles should be in a clean condition and should not have any holes or chips in them. Lessor will accept normal wear on these items provided they appear to be in a maintained condition.

7.	Facilities should be returned in a broom clean condition, which would include cleaning of the coffee bar, restroom areas, windows, and other portions of the space.

8.	If applicable, the warehouse should be in a broom clean condition with all inventories and racking removed. There should be no protrusion of anchors from the warehouse floor and all holes should be appropriately patched. If machinery/equipment is removed, the electrical lines should be properly terminated at the nearest junction box.

9.	All exterior windows with cracks or breakage should be replaced.

10.	The Lessee shall provide keys for all locks on the premises, including front doors, rear doors, and interior doors.

11.	Items that have been added by the Lessee and affixed to the building will remain the property of Lessor unless agreed otherwise. This would include but is not limited to mini-blinds, air conditioners, electrical, water heaters, cabinets, flooring, etc., but shall exclude any of Lessee’s equipment, machinery, trade fixtures or other removable items. Notwithstanding the foregoing, the DI Water System, the Reverse Osmosis system and water softener system installed, modified or used by Lessee shall remain the property of Lessor.

12.	All electrical systems modified during the Lease Term should be left in a safe condition that conforms to code in effect at the time of modification.

13.	All plumbing fixtures should be in good working order, including the water heater. Faucets and toilets should not leak.

14.	If applicable, all dock bumpers must be left in place and well secured.

ADDENDUM #8

LOW VOLTAGE CABLING

INSTALLATION AND REMOVAL

INSTALLATION:

All voice, data, video, audio, and other low-voltage control transport system cabling and/or cable bundles installed in the Building shall be (a) plenum rated and/or have a composition makeup suited for its environmental use in accordance with NFPA 70/National Electrical Code; and (b) installed and routed in accordance with a routing plan showing “as built” or “as installed” configurations of cable pathways, outlet identification numbers, locations of all wall, ceiling and floor penetrations, riser cable routing and conduit routing if applicable, and such other information as Lessor may request. The routing plan shall be available to LESSOR and its agents at the Building upon request.

ADDENDUM #9

Exclusions from Operating Expenses

Notwithstanding anything to the contrary contained in the Lease, the following items shall be excluded from the calculation of Operating Expenses:

1.	costs of providing utility service to any tenants of the Business Park unless such utilities are also provided to LESSEE and paid through Operating Expenses;

2.	depreciation and amortization of any capital investment item, including rental payments with respect to capital items, except for amortization of capital investment items installed to reduce operating expenses as contemplated in the Lease (provided that Lessor reasonably believes that operating expenses shall be reduced based on the documented reasonable opinion of an engineer or other appropriate third-party);

3.	financing and refinancing costs, interest on debt or amortization payments on any mortgage or mortgages, and rental under any ground or underlying leases or lease together with all costs incidental to the items mentioned in this clause;

4.	any costs relating to the presence of any Hazardous Materials currently present in or on the Business Park (including asbestos-containing materials), including, without limitation, the costs of any encapsulation or removal thereof required by any laws or regulations, whether currently existing or hereafter enacted;

5.	costs of correcting defects in the original design or any subsequent construction of the Business Park or the material used in the construction of the Business Park (including latent defects in the original or any subsequent construction of the Business Park or defects in the design of the Business Park) or in the equipment or appurtenances thereto, except that for the purposes of this clause, conditions (not occasioned by design or construction defects) resulting from ordinary wear and tear and use shall not be deemed defects;

6.	legal and other fees, leasing commissions, advertising expenses and other similar costs incurred in connection with the leasing of the Business Park;

7.	costs incurred in renovating or otherwise improving or decorating or redecorating space for new tenants or other existing tenants or occupants in the Business Park or vacant space in the Business Park or costs related thereto (including architectural and engineering fees);

8.	costs incurred by LESSOR that are specifically reimbursed to LESSOR by LESSEE, other tenants, insurance or any other sources (other than as part of Operating Expenses);

9.	a bad debt loss, rent loss or reserves for bad debts or rent loss;

10.	any item of cost which is includable in Operating Expenses, but which represents an amount paid to an affiliate of LESSOR or an affiliate of any partner or shareholder of LESSOR, or to the property management company or an affiliate of the property management company, to the extent the same is in excess of the reasonable market cost of said item or service in an arms length transaction;

11.	all interest or penalties incurred as a result of LESSOR’s failure to pay any costs of taxes as the same shall become due, to the extent not caused by LESSEE’s failure to timely pay tax payments due by LESSEE;

12.	costs or expenses incurred by LESSOR which represent amounts spent by LESSOR or its agents in bad faith and the amount of any payments received by LESSOR or the property manager, or the employees or officers or either, from suppliers of goods or services such as kick-backs, finders fees, expediting fees or other similar dishonest fees;

13.	any and all costs associated with the operation of the business of the entity which constitutes LESSOR; excluded items shall specifically include, but shall not be limited to formation of the entity, internal accounting and legal matters, including but not limited to preparation of tax returns and financial statements and gathering of data thereof (except to the extent related to LESSOR’s performance under this Lease and other leases, for example, without limitation, matters relating to Operating Expenses), costs of defending any lawsuits with any mortgagee (except as the actions of a tenant may be in issue), costs of selling, syndication, financing, mortgaging or hypothecating any of LESSOR’s interest in the Business Park, costs of any disputes between LESSOR and its employees (if any) not engaged in the operation of the Business Park;

14.	LESSOR’s home office costs and general overhead;

15.	any cost or expense for services or amenities that are specifically for the benefit of a particular tenant and that are of a nature not generally provided to all tenants in the Business Park;

16.	any expense incurred as a direct result of the gross negligence of LESSOR, its agents, servants, or employees or arising out of LESSOR’s grossly negligent failure to manage the Business Park consistently with the standard required by this Lease to the extent that such expense would not have been incurred in the absence of such gross negligence;

17.	any cost or expense incurred as a direct result of painting, decorating, carpet shampooing, drapery cleaning, and wall washing within the rentable areas of the Business Park;

18.	charitable donations attributable to the Business Park;

19.	costs which would duplicate costs theretofore included in Operating Expenses;

20.	any repair or restoration that is necessitated by any fire or other casualty; and

21.	any other cost or expenditure which under generally accepted accounting principles, consistently applied, is considered a capital expenditure except for the amortization of a capital expense incurred to reduce operating expenses and permitted under paragraph 2 above.

Notwithstanding anything to the contrary contained in the Lease, in no event shall the amount of Operating Expenses (other than Uncontrollable Expenses (defined below)) used for purposes of calculating LESSEE’s Additional Rental required to be paid by LESSEE hereunder increase by more than ten percent (10%) in any twenty-four (24) consecutive calendar month period on a non-cumulative basis. The foregoing limitation with respect to increases in Operating Expenses shall not be applicable with respect to the portion of Operating Expenses which are Uncontrollable Expenses. For purposes of this paragraph, “Uncontrollable Expenses” shall mean real and personal property taxes, general and special assessments levied by any governmental authority, insurance premiums, utility costs and costs incurred in complying with any law enacted after the Commencement Date.

ADDENDUM #10

LIMITED RIGHT OF FIRST REFUSAL

Subject to Lessee not being in default beyond applicable cure periods, during the Lease Term (including any Renewal Term), Lessor grants to Lessee a continuous right of first refusal (the “Right of First Refusal”) exercisable as hereinafter set forth, to lease any space in any of the other Buildings located in the Business Park (the “Refusal Space”). All rights of Lessee to lease the Refusal Space pursuant to the Right of First Refusal shall be applicable to the entire Refusal Space or to any portion thereof which may become available. The Right of First Refusal shall be as follows:

1. Upon Lessor’s receipt of a signed Letter of Intent from a third party Lessee for the lease of all or any portion of the Refusal Space that Lessor is willing to accept (but in any event prior to entering into any lease or other occupancy agreement affecting the Refusal Space), Lessor shall notify the Lessee in writing (the “Offer Notice”). The Offer Notice shall include a true, correct and complete copy of any such signed Letter of Intent or the terms upon which Lessor is willing to enter into a lease for such Refusal Space, and designate all or such portion of the Refusal Space covered by the Letter of Intent (the “Offered Refusal Space”). Lessee may exercise the Right of First Refusal and include the Offered Refusal Space, or any other unleased portion of the Refusal Space under this Lease, upon the terms and conditions as set forth in the Offer Notice by delivering to Lessor written notice of Lessee’s election (the “Acceptance Notice”) on or before fifteen (15) days after the date of Lessee’s receipt of the Offer Notice; provided, however, if the lease term set forth in the Offer Notice is not coterminous with the Lease Term, said terms shall be pro-rated and the expiration date will be made coterminous with the Lease Term.

2. In the event Lessor does not receive Lessee’s Acceptance Notice as to the Offered Refusal Space as described in the Offer Notice within said fifteen (15) day period, Lessee shall be deemed to have waived its Right of First Refusal with respect to such Offer Notice without further notice to Lessee and Lessor shall be free to lease the Offered Refusal Space to a third party on the same terms and conditions as set forth in the Offer Notice, provided that Lessor consummate such lease within one hundred eighty (180) days after the date the Offer Notice was delivered to Lessee. Lessee’s failure to give Lessor a Lessee’s Acceptance Notice as to any Offered Refusal Space described in an Offer Notice shall be deemed a waiver and release of Lessee’s Right of First Refusal as to the Offered Refusal Space designated in the Offer Notice. If Lessor desires to lease the Offered Refusal Space on terms and/or conditions materially different from those contained in the Offer Notice or after the expiration of such 180 day period, Lessor must again offer the Offered Refusal Space to Lessee on such different terms and/or conditions, if applicable, and Lessee may exercise the Right of First Refusal and include the Offered Refusal Space on such different terms and/or conditions, if applicable, by delivering to Lessor an Acceptance Notice on or before fifteen (15) days after the date of Lessee’s receipt of the different terms and conditions.

3. All Refusal Space leased by Lessee pursuant to the Right of First Refusal shall be for a term which is coterminous with the initial Lease Term and any renewal or extension thereof. Except for any terms or conditions specified in the Offer Notice, including without limitation the commencement date and the rental rates, the lease conditions for such additional space shall be the same as for the original Premises.

4. The term Premises, as used in this Lease, shall include all expansions thereof that may occur from time to time pursuant to this Right of First Refusal.

5. Upon the exercise of the Refusal Option pursuant to the terms hereof, Lessor and Lessee shall execute an instrument delineating and describing the any Refusal Space leased by Lessee and thereby added to the Premises.”

6. SUBJECT TO OUTSTANDING COMMITMENTS. The Right of First Refusal granted herein shall be subject to the renewal options, expansion options, and/or preferential rights to lease, if any, held by the then current lessee, if any, of such additional space or portion thereof.

7. TERMINATION UPON DEFAULT. Lessee shall not be entitled to exercise the Right of First Refusal following the occurrence, and during the continuance, of any event of default under the Lease beyond applicable cure periods.

ADDENDUM #11

RIGHT OF FIRST REFUSAL TO PURCHASE

Subject to Lessee not being in default and otherwise being in full compliance with the terms of this Lease, Lessor hereby grants to Lessee a continuing right of first refusal (the “Right of First Refusal to Purchase”) to purchase the Premises or the Business Park under the following terms and conditions:

(a)	During the Term of this Lease, upon Lessor’s receipt of a signed Letter of Intent from third party purchaser of all or part of the Business Park (but in any event prior to entering into any binding purchase agreement for all or part of the Business Park), Lessor will deliver a written notice to Lessee (the “Offer Notice”). The Offer Notice shall include a true, correct and complete copy of any such signed Letter of Intent (or shall specify in reasonable detail the terms of the offer which Lessor has deemed acceptable) and designate all or such portion of the Business Park covered by the Letter of Intent (the “Offered Refusal Property”).

(b)	Lessee will have ten (10) days from the date of the Offer Notice to exercise the Right of First Refusal to Purchase to purchase the Business Park, or Building B, on the same terms as set forth in the Offer Notice. In order to exercise the Right of First Refusal to Purchase, Lessee must deliver to Lessor, on or before ten (10) days from Lessee’s receipt of the Offer Notice, a written notice exercising Lessee’s Right of First Refusal to Purchase to purchase the Business Park or Building B (the “Exercise Notice”). If Lessee fails to timely deliver an Exercise Notice to Lessor, then Lessee will be deemed to have waived and released its Right of First Refusal to purchase the Business Park or Building B, and thereafter, Lessor will have the right to sell the Business Park or Building B to a third party on the terms set forth in the Offer Notice, without material deviation, within one hundred eighty (180) days after Lessee waives (or is deemed to have waived) its rights hereunder. If Lessee timely delivers an Exercise Notice to Lessor, then the parties will promptly commence the negotiation and execution of a definitive agreement for the purchase and sale of the Business Park or Building B, as applicable (the “Definitive Agreement”). The Definitive Agreement will include (i) that the purchase price of the Business Park or Building B will be the price set forth in the Offer Notice and will be paid in cash at the closing, (ii) that upon execution of the Definitive Agreement, Lessee will be obligated to deliver to the escrow agent an earnest money deposit in an amount equal to 5% of the purchase price (which shall be non-reimbursable subject only to Lessee’s title and survey review and the satisfaction of Lessee’s lender’s due diligence requirements, or in the event of a default by Lessor thereunder), (iii) that the Business Park or Building B, as applicable, will be sold “AS IS, WHERE IS” and WITH ALL FAULTS”, and Lessor will not make any warranties and representations regarding the Premises, other than Lessor’s special warranty of title to be delivered at closing, and (iv) such other terms and conditions as are reasonably and mutually acceptable to Lessor and Lessee, and normal and customary for the purchase and sale of properties similar to the Business Park. If Lessor and Lessee, using commercially reasonable efforts and acting in good faith, are unable to negotiate and execute a Definitive Agreement within twenty (20) days from the date Lessee delivers the Exercise Notice to Lessor, then Lessee will be deemed not to have exercised the Right of First Refusal to Purchase, Lessee will be deemed to have waived and released its Right of First Refusal to Purchase, and Lessor will have the right to sell the Business Park on the terms set forth in the Offer Notice, without material deviation, within one hundred eighty (180) days after Lessee waives (or is deemed to have waived) its rights hereunder.

(c)	If Lessee fails to timely exercise the Right of First Refusal to Purchase, or is deemed to have waived and released the Right of First Refusal to Purchase as set forth above, and if Lessor desires to sell the Business Park on terms materially less favorable to Lessor than those specified in the Offer Notice, or after the expiration of such 180-day period, Lessor shall again deliver an Offer Notice to Lessee., and in such event, Lessee will have the right to exercise this Right of First Refusal to Purchase in the same manner as set forth above.

(d)	Lessee acknowledges that the entire Business Park is a single platted lot. If Lessee desires to only purchase Building B, Lessor agrees to subdivide, at Lessee’s sole cost and expense, the Business Park into four lots, with each building in the Business Park located on a separate lot, and containing such mutual access easements and other easements as Lessor and Lessee may reasonably require. The completion and filing of the subdivision plat shall be a condition to closing.

AK Comments

2-13-2009

ADDENDUM #12

LEESSE’S EXCLUSIVE/NON COMPETE

Lessor agrees it will not lease space in the Business Park to any person or entity whose primary business is heart valve manufacturing.

LESSEE

LESSOR

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